Exhibit 2.1

CONFIDENTIAL

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

3 BEAR ENERGY – NEW MEXICO LLC

AND

DKL DELAWARE GATHERING, LLC

April 8, 2022

i

Exhibits

Exhibit A – Sample Calculation

Exhibit B – Form of Purchaser Parent Guaranty

Exhibit C – Form of Assignment of Membership Interests

Exhibit D – Form of Mutual Release

Exhibit E – R&W Policy Binder

Exhibit F – Form of Transition Services Agreement

Exhibit G – Form of Resignation Letter

Disclosure Schedule

Section 1.01(a)	–	Credit Support Obligations
Section 1.01(b)	–	Seller Knowledge Persons
Section 1.01(c)	–	Purchaser Knowledge Persons
Section 1.01(d)	–	Permitted Liens
Section 2.03(i)	–	Company Group Directors and Officers
Section 2.07	–	Hydrocarbon Inventory
Section 3.02(a)	–	Company Group Conflicts
Section 3.02(b)	–	Company Group Consents and Approvals
Section 3.03(a)	–	Company Interests
Section 3.04(a)	–	Company Financial Statements
Section 3.04(c)	–	Indebtedness
Section 3.04(f)	–	Credit Agreement Balances
Section 3.05	–	Compliance with Applicable Laws
Section 3.06	–	Permits
Section 3.07	–	Litigation
Section 3.08(a)	–	Real Property
Section 3.08(c)	–	Company Group Real Property Interests; Liens
Section 3.08(d)	–	Real Property Notices
Section 3.09(f)	–	Third Party Real Property Interests
Section 3.09	–	Environmental Matters
Section 3.10	–	Taxes
Section 3.11	–	Material Contracts
Section 3.12(a)	–	Intellectual Property
Section 3.12(b)	–	Company Group Intellectual Property Rights

Section 3.13(d)	–	Benefit Plans
Section 3.14	–	Insurance
Section 3.15	–	Broker’s Commissions
Section 3.16	–	Absence of Changes
Section 3.17	–	Personal Property
Section 3.20	–	Bank Accounts
Section 3.23	–	Storage Tanks
Section 3.25	–	Sufficiency of the Assets
Section 3.27	–	Title to Crude Oil and Refined Products
Section 3.28	–	Contingent Obligations
Section 3.30	–	Affiliated Transactions
Section 4.03(a)	–	Seller Conflicts
Section 4.03(b)	–	Seller Consents and Approvals
Section 5.03(a)	–	Purchaser Conflicts
Section 5.03(b)	–	Purchaser Consents and Approvals
Section 6.01	–	Interim Period Operations
Section 6.01(c)	–	Approved Projects
Section 6.09	–	Seller Marks
Section 6.12(b)	–	Severance Compensation
Section 6.17	–	Termination of Affiliated Contracts

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of April 8, 2022 (the “Signing Date”), is entered into by and between 3 Bear Energy – New Mexico LLC, a Delaware limited liability company (the “Seller”), and DKL Delaware Gathering, LLC, a Delaware limited liability company (the “Purchaser”). The Seller and the Purchaser are referred to in this Agreement from time to time each as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding limited liability company interests (collectively, the “Company Interests”) of 3 Bear Delaware Holding – NM, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company owns, directly or indirectly, 100% of the issued and outstanding limited liability company interests of each of the Company Subsidiaries (collectively, the “Subsidiary Interests”);

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., the Seller desires to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller and assume and accept the Liabilities (as defined below) associated with, 100% of the Company Interests (collectively, the “Purchased Interests”); and

WHEREAS, Delek Logistics Partners, LP, a Delaware limited partnership and an Affiliate of the Purchaser, is executing and delivering concurrently with the execution of this Agreement a limited guaranty of the obligations of the Purchaser to pay the Adjusted Purchase Price under Section 2.01(c) (the “Purchaser Parent Guaranty”), the form of which is attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“3 Bear DE OpCo” means 3 Bear Delaware Operating – NM, LLC, a Delaware limited liability company.

“3 Bear Energy” means 3 Bear Energy, LLC, a Delaware limited liability company.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Accounting Principles Consistently Applied” means GAAP, consistently applied, (a) subject to the same exceptions and using the same accounting methods, policies, practices and procedures (including consistent classification, judgments and estimation methodologies) as were used in preparing the Historical Audited Financial Statements, subject to the limitations on the presentation of the Interim Company Financial Statements as of and for the two months ended February 28, 2022 (inclusive of the Interim Company Balance Sheet), as outlined in Section 3.04(a) and (b) not taking into account any changes in circumstances or events occurring after the date of the Company Financial Statements (i.e., the respective balance sheet dates) that did not require recognition under GAAP subsequent event requirements.

“Acquired Business” means the business attributable to the Company Group, inclusive of the entirety of the limited liability company interest and business activities to be transferred under this Agreement, and the related financial condition, results of operations and cash flows attributable to such ownership of outstanding limited liability company interests in the Company Group as of the Signing Date and for all reporting periods prior to the Signing Date provided for in the Required Information, where such collective components have been deemed to meet the definition of a “business” pursuant to Regulation S-X Article 11-01(d)), and which determination is relevant for purposes of applying GAAP as defined herein, inclusive of the financial statement requirements of Regulation S-X and the SEC Staff Accounting Bulletins.

“Action” means any action, suit, administrative or regulatory investigation or examination, proceeding or citation of any nature (civil, criminal, regulatory or otherwise) in law or in equity, including any regulatory or administrative proceeding by or before any Governmental Authority or arbitration proceeding.

“Adjusted Purchase Price” has the meaning given to it in Section 2.01(c).

“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding anything to the contrary in this definition or the Transaction Documents, (a) except with respect to Section 3.30, Section 3.31(b), Section 6.01, Section 6.02(a), Section 6.02(b), Section 6.03, Section 6.06, Section 6.08, Section 6.12, Section 6.13(c), Section 6.18(f), Section 12.02, Section 12.03, Section 12.14, Section 12.15 and Section 12.16, no Blackstone Persons shall be deemed an Affiliate of the Seller or any of the Seller’s Subsidiaries and (b) except with respect to the definition of “Cause,” the definition of “PCAOB-Registered Firm,” the definition of “Permitted Liens,” the definition of “Required Information,” Section 3.02(b), Section 3.04(g), Section 4.03(b), Section 6.02(a), Section 6.02(b), Section 6.02(c), Section 6.03, Section 6.08(b), Section 6.09, Section 6.10, Section 6.12, Section 6.14, Section 6.15, Section 6.18, Section 7.08, Section 9.03(b), Section 10.01, Section 11.03, Section 12.02, Section 12.03, Section 12.14, Section 12.15 and Section 12.16, Delek US Holdings, Inc. shall not be deemed to be an Affiliate of the Purchaser or any of the Purchaser’s Subsidiaries. For avoidance of doubt, each member of the Company Group shall be an Affiliate of the Seller prior to the Closing, and each member of the Company Group shall be an Affiliate of the Purchaser from and after the Closing.

“Affiliated Contracts” has the meaning given to it in Section 3.30.

“Agreement” has the meaning given to it in the preamble.

“Allocation” has the meaning given to it in Section 2.08.

“Anticipated Registration Date” means, if applicable, the date at which the Purchaser expects to either file a pre-effective Registration Statement or to go effective on a Registration Statement on Form S-3 or Form S-4, or (if applicable) to issue debt under a 144A private placement offering, at or within 75 days prior to the Closing Date.

“Approved Projects” has the meaning given to it in Section 6.01(c).

“Assignment of Membership Interests” has the meaning given to it in Section 2.03(c).

“Base Purchase Price” means $624,700,000.00.

“Benefit Period” has the meaning given to it in Section 6.12(a).

“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and (b) pension, profit-sharing, savings, retirement, incentive compensation, bonus, commission or deferred compensation, retention, severance, termination or change in control, equity purchase, equity option, phantom equity or other equity-based compensation, vacation practice or other paid time off, disability, death benefit, group insurance, hospitalization, medical, dental, life or other employee benefit, fringe benefit or compensation plan, program, arrangement, agreement, policy or commitment which is not described in clause (a) above, in each case, that is sponsored, maintained, contributed to or required to be maintained or contributed to by any member of the Company Group or any ERISA Affiliate for the benefit of any Business Employee, or for which any member of the Company Group may have any liability, contingent or otherwise.

“Blackstone Persons” means Blackstone Inc. and all private equity funds, portfolio companies, parallel investment entities, co-investment entities, managed accounts and alternative investment entities owned, managed, advised or Controlled by Blackstone Inc. or its Affiliates.

“Books and Records” means all documents, instruments, papers, drawings, manuals, books and records, books of account, files, data and certificates of or used by the Company Group or the Business Employees (including electronically stored information and emails) relating to the ownership or use of the assets or Liabilities of the Company Group or the conduct of the Business, including the Company Group’s Organizational Documents, any records relevant to Taxes, and Employee Records.

“Breach” means any breach, failure to perform, failure to comply, nonfulfillment, default, violation, acceleration, cancellation or termination for cause, as applicable.

“Business” means the entire existing business and operations carried on by the Company Group as of any applicable reference date to the extent not prohibited by applicable Law.

“Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of New York are authorized or obligated to close.

“Business Employee” means an employee of a member of the Company Group.

“Cash” means all cash and cash equivalents, including deposits, marketable securities, restricted cash, any checks received (but not yet deposited), any drafts and wires issued and any cash collateral accounts.

“Cause” means that a Continuing Employee has (a) engaged in material, willful misconduct in the performance of such Continuing Employee’s duties to the Purchaser or its Affiliate, as applicable, (b) breached any material provision of any agreement between such Continuing Employee and the Purchaser or its Affiliate, (c) engaged in conduct that is materially injurious to the Purchaser or its Affiliate, as applicable, or (d) been convicted of or pleaded no contest to a felony (or a crime of similar import in a local, state or foreign jurisdiction).

“Central Prevailing Time” means the time of day in Denver, Colorado.

“Claim” means any demand, claim, complaint, notice of violation or any other assertion of a Liability, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief whether or not ultimately determined to be valid.

“Closing” has the meaning given to it in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Group as of the Measurement Time, without giving effect to the Transactions.

“Closing Net Working Capital” means Net Working Capital as of the Measurement Time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the recitals.

“Company Financial Statements” has the meaning given to it in Section 3.04(a).

“Company Group” means, collectively, the Company together with the Company Subsidiaries.

“Company Group Intellectual Property Rights” means, collectively, all Intellectual Property owned by a member of the Company Group, including (a) any such Intellectual Property licensed pursuant to any Contract under which a member of the Company Group is a licensee or licensor or (b) any other rights of the Company Group to use such Intellectual Property.

“Company Group Interests” means, collectively, the Company Interests together with the Subsidiary Interests.

“Company Group Transaction Costs” means all investment banking fees, costs and expenses and legal fees, costs and expenses incurred prior to Closing by any member of the Company Group in connection with the preparation for, negotiating or consummation of the Transactions and the other Transaction Documents, excluding any such fees, costs and expenses paid by the Seller on behalf of such member of the Company Group.

“Company Interests” has the meaning given to it in the recitals.

“Company Subsidiaries” means, collectively:

(a)	3 Bear DE OpCo;

(b)	3 Bear Delaware Marketing, LLC, a Delaware limited liability company;

(c)	3 Bear Energy – Cottonwood, LLC, a Delaware limited liability company;

(d)	3 Bear Energy – Lynch, LLC, a Delaware limited liability company;

(e)	3 Bear Field Services, LLC, a Delaware limited liability company;

(f)	3 Bear G&P Solutions, LLC, a Delaware limited liability company;

(g)	3 Bear Hat Mesa II, LLC, a Delaware limited liability company; and

(h)	Neptune Recycling, LLC, a Delaware limited liability company.

“Competitive Area” has the meaning given to it in Section 6.15(a)(i).

“Condemnation Value” has the meaning given to it in Section 6.13(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and the Purchaser Parent, dated December 10, 2021.

“Consents” means any consents, approvals, exemptions, waivers, authorizations, filings, registrations or notifications.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under foreign, state or local Law.

“Contingent Obligations” has the meaning given to it in Section 3.28.

“Continuing Employee” means each Business Employee who is employed by a member of the Company Group immediately prior to the Closing Date.

“Contract” means any written agreement, contract, deed, easement, lease, license or other legally binding commitment or undertaking (excluding, for the avoidance of doubt, any Permits).

“Control Center Agreement” has the meaning given in the Disclosure Schedule.

“Cost Sharing Agreement” means that certain Cost Sharing Agreement, dated as of March 31, 2021, by and between 3 Bear DE OpCo and 3 Bear Energy.

“COTS” means generally available, commercial “off-the-shelf,” “click-wrap,” “shrink-wrap” or “browser-wrap” software (a) that is licensed to any member of the Company Group on a non-exclusive basis and (b) with a replacement cost or aggregate annual license and maintenance fee of not more than $100,000.

“Covered Persons” has the meaning given to it in Section 6.07(a).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“COVID-19 Pandemic” means the SARS-Cov-2 (and all related strains and sequences) pandemic, including any future resurgence or evolutions or mutations thereof.

“COVID-19 Response” means (a) any reasonable action taken or omitted to be taken by any member of the Company Group pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak and (b) any reasonable action taken or omitted to be taken by any member of the Company Group to protect the Business that is responsive to any pandemic, epidemic or disease outbreak, as determined by such member of the Company Group) in its sole and reasonable discretion.

“Credit Agreement” has the meaning set forth in the Disclosure Schedule.

“Credit Agreement Indebtedness” means the Indebtedness of the Company Group incurred and outstanding pursuant to the Credit Agreement.

“Credit Agreement Payoff Amount” is defined in Section 2.03(a).

“Credit Agreement Payoff Letter” is defined in Section 2.03(a).

“Credit Support Obligations” means any letters of credit, guarantees, surety bonds and other credit support instruments issued by the Seller or by any of the Seller’s Affiliates (other than the Company Group or any member thereof) in respect of obligations of the Company Group (or any member thereof), in each case, which are set forth in Section 1.01(a) of the Disclosure Schedule.

“Current Assets” means, as of any time of determination, the current assets of the Company Group (excluding deferred Tax assets established to reflect timing differences between book and Tax items), determined on a consolidated basis in accordance with the Accounting Principles Consistently Applied and without giving effect to the Transactions, a sample calculation of which is set forth on Exhibit A under the heading “Current Assets.”

“Current Liabilities” means, as of any time of determination, the current liabilities of the Company Group (excluding Indebtedness, flow-through Taxes and reserves for deferred Taxes established to reflect timing differences between book and Tax items), determined on a consolidated basis in accordance with the Accounting Principles Consistently Applied and without giving effect to the Transactions, a sample calculation of which is set forth on Exhibit A under the heading “Current Liabilities.” For purposes of the Closing Net Working Capital, Current Liabilities shall include (a) a prorated portion of Company Group current period ad valorem Taxes accrued up to and until the Measurement Time and (b) any unpaid Company Group Transaction Costs as of the Measurement Time.

“Data Room” means the electronic data room maintained by Datasite on behalf of the Seller for the posting of documents for review by the Purchaser in connection with the transactions contemplated hereby.

“D&O Insurance” has the meaning given to it in Section 6.07(b).

“Delivery Date” has the meaning given to it in Section 2.05(e).

“Deposit” has the meaning given to it in Section 2.01(a).

“Disclosure Schedule” means the disclosure schedule prepared by each Party and attached to this Agreement.

“Dispute Notice” has the meaning given to it in Section 2.05(b).

“Dispute Period” has the meaning given to it in Section 2.05(b).

“Disputed Item” has the meaning given to it in Section 2.05(b).

“Divestiture Action” has the meaning given to it in Section 6.02(c).

“Easement” means any Contract granting an easement interest in any Real Property.

“Emergency Operations” means the operations necessary or advisable to respond to or alleviate the imminent or immediate compromise of (a) the health or safety of any Person or the environment, (b) the safety or operations of the Business, (c) the validity of a Permit or (d) compliance with any Contract or Law to which the Company Group is a party or subject.

“Employee Disclosure Schedule” means a schedule delivered by the Seller to the Purchaser on or prior to the Signing Date setting forth the base salary or hourly base wage of each Business Employee as of the Signing Date and supplemented on or before the Closing Date as set forth in Section 6.12(a).

“Employee Records” means employee records of Continuing Employees relating to (i) benefit plan participation, including years of service credited toward benefit plan accrual, (ii) deductibles paid toward welfare plans for the year in which the Closing is to occur, (iii) attendance records, (iv) results of prior background checks, (v) all records relating to grievances, (vi) employee applications, (vii) performance evaluations or formal complaints filed with respect to Continuing Employees, (viii) training records, and (ix) any other employment related records required to be maintained by applicable Law.

“Environmental Law” means any Law, as in effect on or prior to the Closing Date, pertaining to pollution, the protection or conservation of the environment or natural resources (including wildlife), or the use, generation, handling, treatment, storage, recycling or transportation of Hazardous Materials or Releases, or matters otherwise relating to occupational health and safety and the health and safety of any person as it relates to human exposure to Hazardous Substances, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, the Occupational Safety and Health Act, and comparable state and local statutes; provided, however, that “Environmental Law” shall not include any Law relating to worker health or safety matters, in each case except to the extent related to actual or potential human exposure (or the effects of such exposure) to Hazardous Materials.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person that is not a natural person, (a) any capital stock, partnership interests (whether general or limited), membership interests, limited liability company interests, and any other equity interests or share capital of such Person, (b) any warrants, Contracts or other rights or options to subscribe for or to purchase any capital stock, partnership interests (whether general or limited), membership interests, limited liability company interests or other equity interests or share capital of such Person, (c) any share appreciation rights, phantom share rights or other similar rights settled into capital stock with respect to such Person or its business and (d) any securities or instruments exchangeable for or convertible or exercisable into any of the foregoing or with any profit participation features with respect to such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with another member of the Company Group, is treated as a single employer under Section 414(b) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means U.S. Bank National Association, or its successor under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Parties and the Escrow Agent.

“Estimated Closing Indebtedness” has the meaning given to it in Section 2.01(d).

“Estimated Closing Net Working Capital” has the meaning given to it in Section 2.01(d).

“Estimated Purchase Price” has the meaning given to it in Section 2.01(d).

“Event of Loss” means a fire, explosion, hurricane, tornado, flood, tsunami, storm surge, natural disaster or other act of God or comparable event.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Communications” has the meaning given to it in Section 12.16.

“Expiration Date” has the meaning given to it in Section 10.02.

“FASB” means the Financial Accounting Standards Board, representing the principle standard-setting authority for U.S. GAAP.

“Final Closing Indebtedness” has the meaning given to it in Section 2.05(e).

“Final Closing Net Working Capital” has the meaning given to it in Section 2.05(e).

“Final Post-Closing Adjustment Amount” has the meaning given to it in Section 2.05(f).

“Final Purchase Price” means the Adjusted Purchase Price but calculated using the Final Closing Net Working Capital and the Final Closing Indebtedness.

“Financing” has the meaning given to it in Section 6.18.

“Financing Sources” has the meaning given to it in Section 6.18.

“Forum” has the meaning given to it in Section 12.12(b).

“Fraud” means a knowing misrepresentation of a material fact or concealment of a material fact by a Party with respect to any representation or warranty by the Party in Article III, Article IV or Article V of this Agreement or any other Transaction Document (but not, for the avoidance of doubt, in any other actual or alleged representation or warranty made orally or in writing), which is made or concealed with the intent of inducing another Party to enter into this Agreement, and upon which such other Party has reasonably relied (and does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory); provided, that Fraud shall only be deemed to exist with respect to the Seller if any of the individuals listed on Section 1.01(b) of the Disclosure Schedule had actual conscious awareness (as opposed to imputed, implied, or constructive knowledge, and without any duty or obligation of inquiry) of such misrepresentation of a material fact or concealment of a material fact.

“GAAP” means generally accepted accounting principles in the United States of America, in compliance with Regulation S-X and SEC Staff Accounting Bulletins requirements for financial statements of an Acquired Business of a nonpublic entity, subject to the provisions outlined in Section 2005.1 of the Division of Corporation Finance: Financial Reporting Manual.

“Governmental Authority” means any federal, state, local or foreign government (or department thereof), agency, board, commission, court of competent jurisdiction or other governmental or regulatory authority or instrumentality.

“Hazardous Material” means any substances, materials or wastes listed, defined, designated or classified as hazardous, toxic or radioactive, or that are otherwise regulated as such under any Environmental Law, including oil and petroleum products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and urea formaldehyde.

“Historical Audited Financial Statements” has the meaning given to it in the definition of “Required Information.”

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbon Inventory” means all oil and natural gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, in each case, that are owned by the Company Group, (a) including skim oil, inventory, line fill, tank bottoms (excluding BS&W and sludge) and unit fill and (b) excluding natural gas and natural gas liquids line pack.

“Income Statement” means an income statement prepared in accordance with GAAP, regardless of whether the financial results presented therein reflect net loss or net income.

“Indebtedness” means, with respect to the Company Group, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) obligations under any performance bond, letter of credit, banker’s acceptances or other extension of credit, but only to the extent representing obligations drawn or called prior to the Measurement Time, (d) obligations under any lease arrangements that have been or are required to be capitalized under GAAP, (e) obligations for purchase price adjustments, the deferred purchase price of property, assets, services or equity interests, including “earn-outs” and “seller notes” (but excluding any trade payables or accrued expenses arising in the ordinary course of business), (f) obligations under any derivative financial instruments, including interest rate swaps, collars, caps, hedging and other derivative and similar arrangements, (g) any indebtedness, whether or not assumed, secured by Liens on property owned by a Company Group member, (h) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (g) above, (i) for clauses (a) through (g) above, all accrued interest thereon, if any, and (j) the aggregate amount owed to Business Employees in respect of annual cash bonuses for (x) the 2021 calendar year and (y) the period from January 1, 2022 until the Measurement Time. For the avoidance of doubt, Indebtedness shall not include (i) trade payables, (ii) any intercompany Indebtedness of the Company and the Company Subsidiaries, (iii) any Indebtedness incurred by the Purchaser and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (iv) any endorsement of negotiable instruments for collection in the ordinary course of business, (v) any deferred revenue, (vi) any liability under any Contract, agreement or other arrangement between the Company or any Company Subsidiary, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, and (vii) Taxes.

“Indemnified Party” has the meaning given to it in Section 10.03(a).

“Independent Accountant” has the meaning given to it in Section 2.05(e).

“Intellectual Property” means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions; (b) Marks; (c) copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, methodologies, proprietary rights, technology, improvements, know-how, technical and business information; (e) all other intellectual and industrial property rights, whether or not subject to statutory registration or protection; and (f) the right to sue and collect damages for any past infringement of any of the foregoing.

“Interim Company Balance Sheet” has the meaning given to it in Section 3.04(a).

“Interim Company Financial Statements” has the meaning given to it in Section 3.04(a).

“Interim Period” means the period commencing on the Signing Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article XI.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning given to it in Section 3.24.

“Knowledge” means, with respect to the Seller, the actual knowledge of any individual listed in Section 1.01(b) of the Disclosure Schedule, and, with respect to the Purchaser, the actual knowledge of any individual listed in Section 1.01(c) of the Disclosure Schedule, in each case without investigation or further inquiry.

“Law” means any and all applicable laws, statutes, treaties, constitutions, rules, regulations, ordinances, codes (including the Code), Orders and other pronouncements of or adopted or ratified by any Governmental Authority (including applicable consent decrees or directives issued by a Governmental Authority) having the effect of law.

“Lease” means any Contract granting a leasehold interest in any Real Property.

“Liability” means any and all debts, losses, liabilities, obligations of any kind, character or description (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), Taxes, costs and expenses (including any reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Action), whether matured or unmatured, whether known or unknown, whether due or to become due, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, determined or undetermined in amount, and including any of the foregoing arising under, out of or in connection with any Action, any Order, Law, Contract, Preferential Right or other undertaking and regardless of whether any such debts, losses, liabilities, obligations, duties, guarantees or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Lien” means any mortgage, pledge, lien, charge, encumbrance, financing statement, hypothecation, security interest, Preferential Right, easement, plat restriction or deed restriction.

“Loss” means any and all judgments, losses, Liabilities, damages, fines, penalties, deficiencies, costs and expenses (including court costs and reasonable out-of-pocket fees and expenses of attorneys, accountants and experts incurred in connection with defending or settling any Action).

“Major Loss” has the meaning given to it in Section 6.13(b).

“Marks” means trademarks, service marks, trade names, service names, trade dress, logos, internet domain names and other identifiers of source, including all applications for registration or issuance of any of the foregoing, whether domestic or foreign, and all goodwill associated with the foregoing.

“Material Adverse Effect” means, with respect to the Company Group, (1) any change, event, occurrence or development that, individually or in the aggregate with all other changes, events, occurrences or developments, has had, or would reasonably be expected to have, a material adverse effect on the Company Group’s assets, Liabilities, financial condition or results of operations (calculated net of insurance proceeds), taken as a whole, or (2) any change, event, occurrence or development that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Closing; provided, however, that none of the following, if occurring, either alone or in combination, shall constitute or be deemed to contribute to a Material Adverse Effect or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes generally affecting the economy or the industries or markets in which the Company Group or any of its Affiliates operates, whether international, national, regional, state, provincial or local, (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil, natural gas or other related products and operations (including fresh water supply and the recycling and disposal of oilfield produced or waste water), including any such changes due to actions by competitors or Governmental Authorities, (c) [reserved], (d) changes in general regulatory, social or political conditions, including any acts of war, terrorist or other hostile activities, (e) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority involving a national or federal government as a whole, (f) effects of weather, seismic activity or other meteorological events or natural disasters (g) effects of any epidemic, pandemic or disease outbreak (including COVID-19), escalation or general worsening thereof, or compliance with COVID-19 Measures or laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 Pandemic) or any change in such laws, regulations, statutes, directives, pronouncements or guidelines or interpretations thereof following the Signing Date or any material worsening of such conditions threatened or existing as of the Signing Date, (h) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, Order, policy, guideline or recommendation by any Governmental Authority or any disaster or business continuity plan of any member of the Company Group or any change in applicable Laws arising from or otherwise relating to such event, (i) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (j) changes or prospective changes in Law or GAAP (or other accounting principles or regulatory policy) and the interpretation or enforcement thereof or any actions to comply with such changes, (k) the announcement, pendency, execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with officers, employees, customers, suppliers, vendors, partners or other business relations, (l) the failure by any member of the Company Group to meet any projections, forecasts, estimates or predictions in respect of revenues or other financial or operating metrics for any period ending before, on or after the Signing Date (provided, however, that this clause (l) shall not prevent a determination that any change or effect underlying such a failure has resulted in a Material Adverse Effect), (m) actions or omissions required to be taken or not taken by any member of the Company Group in accordance with this Agreement or the other Transaction Documents, including Section 6.01 and Section 6.11, or consented to in writing by the Purchaser or any of its Affiliates, (n) any fluctuations in the value of any currency or interest rates, (o) any termination of employment (for any reason or without reason) of one or more of the Business Employees, (p) an Event of Loss or a Taking, (q) any matters set forth in the Disclosure Schedule or (r) any matters that are cured at the sole cost of the Seller prior to the Closing or the earlier of the termination of this Agreement in accordance with Article XI, except, in each case with respect to subclauses (a) through (j) or subclause (n) of this proviso, to the extent disproportionately and adversely affecting the Company Group, taken as a whole, relative to other similarly situated businesses in the industries and geographic areas in which the Company Group operates (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been or would reasonably be expected to have a Material Adverse Effect).

“Material Contracts” has the meaning given to it in Section 3.11(a).

“Measurement Time” means 12:01 a.m. Central Prevailing Time on the Closing Date.

“Mutual Release” has the meaning given to it in Section 2.03(e).

“Net Working Capital” means, as of any time of determination, an amount, which may be positive or negative, equal to (a) Current Assets, minus (b) Current Liabilities.

“Nonparty Affiliate” has the meaning given to it in Section 12.14.

“Order” means any order, ruling, decision, decree, writ, judgment, preliminary or permanent injunction, stipulation, determination, award or other legally enforceable requirement issued, made, rendered, entered or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority (including any regulatory or administrative Action) or arbitrator.

“Organizational Documents” means with respect to any Person that is not a natural Person, the articles or certificate of incorporation or formation, bylaws, limited partnership agreement, partnership agreement or limited liability company agreement, as applicable, or such other governing or organizational documents of such Person.

“Outside Date” means August 5, 2022; provided, however, that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated as of such date but all other conditions to the Closing set forth in Article VII and Article VIII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) shall have been satisfied or waived, then the Outside Date shall automatically be extended by an additional 60 days.

“Party” or “Parties” has the meaning given to it in the preamble.

“PCAOB” means the Public Company Accounting Oversight Board, which serves as the governing authoritative board responsible for establishing audit and interim review standards for financial statements of public business entities, as defined by the FASB Accounting Standards Codification.

“PCAOB-Audited Financial Statements” has the meaning given to it in Section 6.18(g).

“PCAOB-Registered Firm” means a public accounting firm that is duly registered with the PCAOB, in good standing, and that may audit (or perform interim review of) financial statements of entities, including those of the Company Group, in accordance with the public company audit or interim review standards promulgated by the PCAOB, and meeting the independence requirements and other professional standards to be able to include such audited financial statements (inclusive of the auditor’s report) in the Purchaser’s (or the Purchaser’s Affiliate who is also a Registrant) SEC filings associated with this transaction or within 75 days prior to the Closing Date, including Registration Statements, or to provide consents necessary to incorporate by reference the related auditor’s reports into Registration Statements of the Purchaser (or the Purchaser’s Affiliate, if a Registrant).

“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations and similar rights required by Law and issued by any Governmental Authority.

“Permitted Liens” means:

(a)	with respect to tangible personal property and the Real Property owned by any member of the Company Group, any:

(i)

mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including statutory Liens that do not secure Indebtedness, in each case arising or incurred in the ordinary course of business, securing obligations that are (A) not overdue and payable or (B) being contested in good faith in appropriate Actions and for which appropriate reserves have been established on the Company Financial Statements;

(ii)	Liens for Taxes that are (A) not yet delinquent or (B) being contested in good faith in appropriate Actions;

(iii)	pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, in each case arising or incurred in the ordinary course of business; and

(iv)	pledges or deposits to secure public or statutory obligations or appeal bonds arising or incurred in the ordinary course of business;

(v)	public roads, highways and waterways;

(vi)

Liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract) in the ordinary course of business and that do not secure Indebtedness;

(vii)	Liens created by the Purchaser’s (or any of its Affiliate’s or Representative’s) examination or inspection of the Company Group’s assets; and

(viii)	Liens listed in Section 1.01(d) of the Disclosure Schedule (but excluding, after the Closing, Liens related to or arising from the Credit Agreement);

(b)	with respect to the Real Property and without limiting the foregoing, any:

(i)

terms, conditions, restrictions, exceptions, reservations, limitations and other matters (A) contained in any document filed or recorded in the real property records of the appropriate county or parish to reflect title thereto, creating, transferring, limiting, encumbering or reserving or granting any rights in such Real Property or (B) disclosed on or uncovered by any title commitment, title policy, title report or surveys made available to the Purchaser;

(ii)

easements, rights of way, restrictions, restrictive covenants, mineral reservations and mineral leases, encroachments, protrusions and other similar charges or encumbrances, defects and other irregularities in title that do not materially impair the current use, occupancy or value of the specific Real Property subject thereto;

(iii)

zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Real Property and not violated in any material respect by the current use and operation of the Real Property; and

(iv)	Liens created by each Contract vesting any member of the Company Group with any right, title or interest in or possession of Real Property; and

(c)

with respect to the Company Group Interests, any Liens (i) created by or on behalf of the Purchaser or any of its Affiliates, (ii) arising from restrictions under securities Laws and (iii) contained in the Organizational Documents provided to the Purchaser prior to the Signing Date of any member of the Company Group.

Notwithstanding the preceding to the contrary, Permitted Liens shall not include any Preferential Rights.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, joint stock company, joint venture, union, association, proprietorship, company, trust, land trust, business trust or other business organization, whether or not a legal entity, custodian, trustee, executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Position Statement” has the meaning given to it in Section 2.05(e).

“Post-Closing Adjustment Amount” means, as of any date of determination, an amount (which may be positive or negative) equal to (a) (i) Final Closing Net Working Capital, minus (ii) Final Closing Indebtedness, minus (b) (i) Estimated Closing Net Working Capital, minus (ii) Estimated Closing Indebtedness.

“Post-Closing Statement” has the meaning given to it in Section 2.05(a).

“Pre-Closing Statement” has the meaning given to it in Section 2.01(d).

“Pre-Closing Tax Adjustment” has the meaning given to it in Section 9.03(b).

“Pre-Closing Tax Proceeding” has the meaning given to it in Section 9.03(b).

“Preferential Right” means any rights of first refusal, rights of first offer, options, preferential rights to purchase, change in control, or other similar rights in favor of any Person.

“Privileged Communications” has the meaning given to it in Section 12.16.

“Purchased Interests” has the meaning given to it in the recitals.

“Purchaser” has the meaning given to it in the preamble.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05 and Section 5.07.

“Purchaser Indemnitee” has the meaning given to it in Section 10.01.

“Purchaser Parent” means Delek Logistics Partners, LP, a Delaware limited partnership.

“Purchaser Parent Guaranty” means that certain Guaranty Agreement delivered by the Purchaser in substantially the form attached hereto as Exhibit B.

“Purchaser Material Adverse Effect” means any change, event, occurrence or development that would reasonably be expected to, individually or in the aggregate, prevent or materially impede the consummation of the Closing.

“R&W Binder” means the binder agreement attached hereto as Exhibit E.

“R&W Policy” means the purchaser-side representations and warranties insurance policy, to be issued in accordance with the R&W Binder.

“Real Property” means all real property used or held for use by the Company Group (including real property owned in fee, easement or leasehold interests, and any and all improvements located thereon and fixtures attached thereto) in connection with the ownership and operation of the Business.

“Referral Date” has the meaning given to it in Section 2.05(e).

“Registered Intellectual Property Rights” means patents, registered copyrights, registered Marks, internet domain names, and all applications for registration or issuance of any of the foregoing issued by a Governmental Authority, whether domestic or foreign, or private domain name registrar.

“Registrant” means a public business entity that is a Registrant pursuant to Regulation S-X of the Exchange Act.

“Registration Statement” means a filing with the SEC making required disclosures in connection with the registration of a security or a securities offering under federal securities laws.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Material into the environment.

“Remaining Items” has the meaning given to it in Section 2.05(e).

“Remediation” means all actions required by Environmental Law to (i) clean up, abate, remove, treat, monitor, or in any other way address any Hazardous Substances in the environment; (ii) prevent the Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release of Hazardous Substances including any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, and the installation and operation of remediation systems, but in each case, only to the extent that any of the activities as described herein is required under applicable Environmental Laws.

“Remedies Exception” means any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally.

“Removal Deadline” has the meaning given to it in Section 6.09.

“Representatives” means, with respect to any Person, its officers, directors, employees, managers, members, partners, equity holders, controlling persons, authorized agents, attorneys and professional advisors.

“Required Information” means (a) (i) the audited consolidated financial statements with respect to the Acquired Business as of and for the two most recent fiscal years ended prior to the Closing Date, prepared in accordance with GAAP and audited in accordance with auditing standards of the AICPA by a PCAOB-Registered Firm (collectively, together with any notes thereto, the “Historical Audited Financial Statements”) provided that the Historical Audited Financial Statements shall present fairly in all material respects the financial condition and results of operations and cash flows of the Acquired Business as of the dates thereof and for the period covered thereby and the accompanying auditor’s report shall be unmodified), (ii) unaudited condensed consolidated financial statements with respect to the Acquired Business as of and for the fiscal quarter and corresponding year-to-date period (other than the fourth fiscal quarter and corresponding year-to-date period of any fiscal year), if any, that has been completed after December 31, 2021 and that has ended at least 45 days prior to the Closing Date, and in all cases also presenting the corresponding quarter and year-to-date unaudited consolidated condensed financial statements for the comparative periods in 2021, and all of which current and prior year interim periods’ unaudited condensed consolidated financial statements should be prepared in accordance with the requirements of GAAP (inclusive of all required footnotes) and should be reviewed pursuant to PCAOB Auditing Standard 4105, Reviews of Interim Financial Information, by a PCAOB-Registered Firm; (b) all financial information with respect to the Acquired Business reasonably necessary for the Purchaser to prepare pro forma financial information of the Purchaser pursuant to the pro forma information requirements of Regulation S-X Article 11 and FASB Accounting Standards Codification 805, including for purposes of preparing an unaudited pro forma combined balance sheet as of the most recent balance sheet date presented pursuant to clause (i) and (ii) above, as well as pro forma unaudited combined Income Statements required under clauses (i) and (ii) above and, in each case, after (provided, that (x) the Purchaser shall be responsible for the preparation of any pro forma adjustments and pro forma financial information giving effect to the Transactions and (y) information with respect to the Acquired Business shall relate solely to the financial information and data derived from the historical books and records of the Acquired Business); (c) however, if the Purchaser (or the Purchaser’s Affiliate, if also a Registrant) deems it appropriate to issue and register debt or equity on a Registration Statement that is either pre-effective or declared effective, or to issue debt under a 144A private placement offering, within 75 days prior and up to the Closing Date that require financial statement information as described in clauses (a) and (b) above pursuant to Regulation S-X Rule 3-05 or 144A underwriter requirements, then all references to “Closing Date” referenced in clauses (a) and (b) will be replaced, for purposes of applying this provision, with “Anticipated Registration Date”, except that if enough time has elapsed between the Anticipated Registration Date and the Closing Date that financial statements of the Acquired Business prepared or filed pursuant to clauses (i) and (ii) above are “stale,” then the Seller will also provide updated financial statements and financial information pursuant to clauses (a) and (b) above, as required to be filed with the SEC by the Purchaser pursuant to Regulation S-X Rule 3-05 in connection with the Closing; and (d) an unaudited Income Statement and statement of cash flows from the last period covered in clause (a) above through the Closing Date and an unaudited balance sheet as of the Closing Date, each and collectively prepared in accordance with GAAP (inclusive of information for related footnotes), as well as updated information necessary for the Purchaser to prepare pro forma financial statements through the Closing Date. In all cases with respect to clauses (a) through (d) above, if any unanticipated SEC rules or regulations are applicable that would cause additional requirements with respect to financial statements or financial information or to accelerate the compliance deadlines thereof prior to Closing, the Required Information and related timing set forth in Section 6.18 will be assumed to adjust accordingly to conform to those requirements.

“Resolution Period” has the meaning given to it in Section 2.05(d).

“Restoration Costs” has the meaning given to it in Section 6.13(a).

“Restricted Person” has the meaning given to it in Section 6.15(b).

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning given to it in the preamble.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.03, Section 3.04(c), Section 3.15, Section 4.01, Section 4.02, Section 4.04 and Section 4.07.

“Seller Marks” means any Marks used by the Seller, any of its Affiliates or any of the Company Group members, including the name “3 Bear” or other confusingly similar variation thereof, or constituting an abbreviation, derivation or extension thereof.

“Seller’s Counsel” has the meaning given to it in Section 12.15.

“Signing Date” has the meaning given to it in the preamble.

“Subsidiary” means, with respect to a Person, any corporation, association, partnership, limited liability company, joint venture or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or 50% or more of the Equity Interests in which is directly or indirectly (through one or more intermediaries) owned by such Person.

“Subsidiary Interests” has the meaning given to it in the recitals.

“Successor Benefit Plans” has the meaning given to it in Section 6.12(a).

“Taking” has the meaning given to it in Section 6.13.

“Tax” or “Taxes” means taxes, assessments and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, excise, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental, transfer, registration, value added, ad valorem, gross receipts, profits, occupation, payroll and franchise taxes, including any interest, penalty or addition thereto, and including, for the avoidance of doubt, (A) taxes imposed pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or by reason of membership in any consolidated, combined or unitary group and (B) taxes imposed pursuant to any contractual agreement or as a transferee or successor, by Law or otherwise.

“Tax Proceeding” has the meaning given to it in Section 9.03.

“Tax Return” means any return, report, declaration, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Claim” has the meaning given to it in Section 10.03(b).

“Title Company” has the meaning given to it in Section 6.19.

“Title Policies” has the meaning given to it in Section 6.19.

“Transaction Documents” means this Agreement, the Assignment of Membership Interests, the Mutual Release, the Transition Services Agreement, the Purchaser Parent Guaranty and all other documents and certificates delivered or required to be delivered pursuant to any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning given to it in Section 9.01.

“Transition Services Agreement” has the meaning given to it in Section 2.03(f).

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“UST Systems” has the meaning given to it in Section 3.30.

“Wire Transfer Instructions” has the meaning given to it in Section 2.01(c).

Section 1.02 Rules of Construction.

(a) The Disclosure Schedule and the Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement and in the Disclosure Schedule are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified.

(b) The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(c) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” is not exclusive. The words “shall” and “will” are used interchangeably and have the same meaning. The term “cost” includes expense, and the term “expense” includes cost. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Time shall be of an essence of this Agreement.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Company Financial Statements to the extent that the Company Financial Statements are prepared in accordance with GAAP.

(f) Except as otherwise provided in this Agreement, any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law.

(g) Reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated or supplemented.

(h) Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Persons succeeding to such Governmental Authority’s functions and capacities.

(i) Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require. Reference herein to “federal” shall be construed as referring to U.S. federal.

(j) Reference herein to “default under,” “breach of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”

(k) The Parties acknowledge and agree that this Agreement and all contents herein were jointly drafted by the Parties, and neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise.

(l) The phrase “made available” means that (i) any of the Purchaser, its Affiliates or its Representatives has had the reasonable opportunity (regardless of whether exercised) prior to the Signing Date to review such documents or materials at the offices of the Company or any of their respective Representatives or (ii) such documents were available in a Data Room or any other physical or electronic means provided by the Company, at least two Business Days prior to the Signing Date.

(m) Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of Purchased Interests.

(a) Immediately prior to or concurrently with the Parties’ execution and delivery of this Agreement on the Signing Date, the Purchaser shall pay (or cause to be paid) to the Escrow Agent a cash deposit equal to $31,235,000 (the “Deposit”) by wire transfer of immediately available funds to be held in accordance with the terms hereof and the Escrow Agreement. The Deposit is nonrefundable, except as otherwise expressly set forth in Section 11.02. In the event the Closing occurs, an amount equal to the Deposit will be disbursed to the Seller and credited toward the payment of the Adjusted Purchase Price.

(b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase and acquire from the Seller and assume and accept the Liabilities associated with, the Company Interests, free and clear of all Liens (other than applicable Permitted Liens).

(c) In consideration for the sale and transfer of the Company Interests by the Seller to the Purchaser, the Purchaser shall pay to the Seller at the Closing, upon the terms and subject to the conditions set forth in this Agreement, an amount (the “Adjusted Purchase Price”) equal to:

(i) the Base Purchase Price;

(ii) minus (if the Estimated Closing Net Working Capital is negative) or plus (if the Estimated Closing Net Working Capital is positive) the absolute value of the Estimated Closing Net Working Capital; and

(iii) minus the amount of the Estimated Closing Indebtedness (which shall include the Credit Agreement Payoff Amount)

by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by the Seller to the Purchaser at least three Business Days prior to the Closing Date (the “Wire Transfer Instructions”).

(d) Not later than three Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a statement (the “Pre-Closing Statement”) setting forth its good faith estimates of (i) (A) Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and (B) Closing Indebtedness (the “Estimated Closing Indebtedness”), in each case, determined in accordance with the Accounting Principles Consistently Applied, if applicable, and this Agreement and (ii) the Adjusted Purchase Price resulting from such estimates (the “Estimated Purchase Price”).

Section 2.02 Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII and Article VIII, the consummation of the Transactions (the “Closing”) shall take place via electronic exchange of signatures at 10:00 a.m. Central Prevailing Time on the fifth Business Day following the date that the last of the conditions set forth in Article VII and Article VIII (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived, or on such other date and at such other time and place as the Parties mutually agree in writing; provided, however, that, if such fifth Business Day is within the last five days of a calendar month, then the Closing shall occur on the first Business Day of the calendar month following the month in which such fifth Business Day occurs (provided, that, as of such date, all of the conditions to the obligations of the Parties to consummate the Transactions as of such closing date shall continue to be satisfied or waived). The Closing will be deemed effective as of 12:01 a.m., Central Prevailing Time, on the Closing Date. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered. The Purchaser shall assume operational control of the Company Group and the Business on the Closing Date upon actual consummation of the Closing on such day.

Section 2.03 Closing Deliveries by the Seller to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser:

(a) a customary executed debt payoff letter (the “Credit Agreement Payoff Letter”) addressed to the Seller and the Company Group, as appropriate, from the administrative agent under the Credit Agreement indicating the amount (the “Credit Agreement Payoff Amount”) required to be paid to the lenders under the Credit Agreement to repay in full the Credit Agreement Indebtedness including the outstanding principal balance thereof and all accrued and unpaid interest due thereon together with any additional fees and costs as specified therein and any guarantees, letters of credit, hedge agreements or treasury management arrangements with respect to the Credit Agreement have been repaid, backstopped, novated or terminated, as applicable, and all Liens and encumbrances have been (or will be upon such payoff) released pursuant to the terms thereof;

(b) (i) Executed releases releasing all Liens (other than Permitted Liens) securing Credit Agreement Indebtedness or any other Indebtedness of any of the Company Group for borrowed money that are burdening the Company Group Interests or the assets of the Company Group, including duly executed, acknowledged and recordable releases of any mortgage or deed of trust burdening the Company Group Interests, the Company Group or any of the assets of the

Company Group filed pursuant to the Credit Agreement, (ii) UCC-3 termination statements or amendments, as applicable, in all applicable jurisdictions to evidence the release of all Liens securing Credit Agreement Indebtedness or any other Indebtedness of the Company Group for borrowed money that are burdening the Company Group Interests or the assets of the Company Group, (iii) executed termination notices or agreements, as applicable, from the administrative agent under any control agreements securing Credit Agreement Indebtedness or any other Indebtedness of the Company Group for borrowed money burdening any deposit or securities account(s) of the Company Group, and (iv) all other instruments and agreements reasonably required to effect and file of record the release of all Liens securing Credit Agreement Indebtedness or any other Indebtedness of the Company Group for borrowed money that are burdening the Company Group Interests and the assets of the Company Group, in each case, in form and substance reasonably acceptable to the Purchaser;

(c) a counterpart of joint written release instructions to the Escrow Agent, duly executed by a signatory of the Seller authorized to deliver such instructions under the Escrow Agreement, instructing the Escrow Agent to disburse from the Escrow Account to an account designated in writing by the Seller an amount equal to the Deposit;

(d) a counterpart of the assignment agreement, substantially in the form attached hereto as Exhibit C (the “Assignment of Membership Interests”), evidencing the assignment and transfer to the Purchaser of the Company Interests, duly executed by the Seller;

(e) a counterpart of the mutual release, substantially in the form attached hereto as Exhibit D (the “Mutual Release”), duly executed by the Seller;

(f) a counterpart of the transition services agreement, substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by the Seller;

(g) a duly completed and executed IRS Form W-9 of 3 Bear Energy;

(h) the officer’s certificate referenced in Section 7.03;

(i) duly executed resignations of all directors, officers and managers of each member of the Company Group including such directors, officers, and managers listed on Section 2.03(i) of the Disclosure Schedule effective as of the Closing, in the form attached hereto as Exhibit G;

(j) short form certificates dated within 10 days of the Closing Date as to the good standing of each member of the Company Group issued by the Secretary of State of the State of Delaware;

(k) a certificate, dated the Closing Date, signed by the secretary or any other responsible officer of the Seller and attaching and certifying as being true and correct and then in full force and effect resolutions of the Seller authorizing the execution of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the Transactions;

(l) any other documents and instruments reasonably requested by the Purchaser from the Seller in connection with the consummation of the Transactions that (x) are capable of being obtained and delivered by the Seller in the ordinary course of business on commercially reasonable terms and without incurring any additional Liability and (y) the obtaining and delivery of which would not reasonably be expected to impair, impede or delay the consummation of the Transactions by the date that the Closing would be required to occur pursuant to Section 2.02 if this Section 2.03(l) were not given effect; and

(m) evidence that effective as of the day immediately preceding the Closing Date, each Company Group member, shall have terminated or withdrawn and discontinued their participation in and obligations under any and all Benefit Plans intended to include a Code Section 401(k) arrangement in accordance with their respective terms and applicable laws; provided, that the effectiveness of any such termination or withdrawal shall be conditioned upon the occurrence of the Closing.

Section 2.04 Closing Deliveries by the Purchaser to the Seller. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Seller:

(a) payment of the Estimated Purchase Price, less the Deposit, to the Seller by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions, and evidence satisfactory to the Seller confirming such payment;

(b) a counterpart of joint written release instructions to the Escrow Agent, duly executed by a signatory of the Purchaser authorized to deliver such instructions under the Escrow Agreement, instructing the Escrow Agent to disburse from the Escrow Account to an account designated in writing by the Seller an amount equal to the Deposit;

(c) payment of the Credit Agreement Payoff Amount set forth in the Credit Agreement Payoff Letter delivered pursuant to Section 2.03(a) to the accounts of the applicable lenders or other parties as set forth in the Credit Agreement Payoff Letter, and evidence satisfactory to the Seller confirming such payment;

(d) a counterpart of the Assignment of Membership Interests, duly executed by the Purchaser;

(e) a counterpart of the Mutual Release, duly executed by the Purchaser;

(f) a counterpart of the Transition Services Agreement, duly executed by the Purchaser;

(g) the officer’s certificate referenced in Section 8.03;

(h) a certificate, dated the Closing Date, signed by the secretary or any other responsible officer of the Purchaser and attaching and certifying as being true and correct and then in full force and effect resolutions of the Purchaser authorizing the execution of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the Transactions; and

(i) any other documents and instruments reasonably requested by the Seller from the Purchaser in connection with the consummation of the Transactions that (x) are capable of being obtained and delivered by the Purchaser in the ordinary course of business on commercially reasonable terms and without incurring any additional Liability and (y) the obtaining and delivery of which would not reasonably be expected to impair, impede or delay the consummation of the Transactions by the date that the Closing would be required to occur pursuant to Section 2.02 if this Section 2.04(i) were not given effect.

Section 2.05 Post-Closing Purchase Price Adjustment.

(a) Not later than 120 days after the Closing Date, the Purchaser shall deliver to the Seller a certificate signed by a duly authorized representative of the Purchaser setting forth, in reasonable detail, the Purchaser’s calculation, as of the Closing Date of the (i) Closing Net Working Capital, (ii) Closing Indebtedness, and (iii) resulting Post-Closing Adjustment Amount (such calculation, the “Post-Closing Statement”) and the work papers supporting such calculation. The Post-Closing Statement shall be unaudited and prepared in accordance with the Accounting Principles Consistently Applied and in a format consistent with the illustrative calculation on Exhibit A.

(b) The Seller shall have 30 days from the date the Purchaser delivers the Post-Closing Statement to the Seller (such period, the “Dispute Period”) to notify the Purchaser in writing as to whether the Seller agrees or disagrees with the Purchaser’s calculation of any of the amounts reflected on the line items of the Post-Closing Statement (such written notice, the “Dispute Notice” and each such item, a “Disputed Item”); provided, however, that in each case the Seller shall notify the Purchaser in writing of each Disputed Item and specify in reasonable detail the amount in dispute and the basis therefor. During the Dispute Period, the Purchaser shall make available or cause to be made available to the Seller and its accountants (during regular business hours and upon reasonable prior notice), at the Seller’s sole cost and expense, (i) the Books and Records relating to the Post-Closing Statement and (ii) the Purchaser’s accounting personal and advisors, in each case, as reasonably requested by the Seller. In the event that the Purchaser fails to provide such access, as reasonably determined by the Seller, the Dispute Period shall be automatically extended by the length of time it takes the Purchaser to provide such access.

(c) If the Seller fails to deliver a Dispute Notice to the Purchaser prior to the expiration of the Dispute Period, the Purchaser’s calculation of Closing Net Working Capital, Closing Indebtedness and the resulting Post-Closing Adjustment Amount shall be deemed to be the Final Closing Net Working Capital, the Final Closing Indebtedness, and the Final Post-Closing Adjustment Amount, as applicable, and shall be binding upon the Parties.

(d) If the Seller delivers a Dispute Notice to the Purchaser during the Dispute Period, the Parties shall, for a period of 30 days from the date the Seller delivers the Dispute Notice to the Purchaser (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the Disputed Items and determine the Post-Closing Adjustment Amount. Any Disputed Items so resolved by the Parties shall be deemed to be final and correct as so resolved and shall be binding upon the Parties.

(e) If the Parties are unable to resolve all of the Disputed Items during the Resolution Period, then either Party may refer the remaining Disputed Items (the “Remaining Items”) to a U.S. nationally recognized, independent accounting firm that is mutually agreed to by the Parties, or, if the Parties are unable to mutually agree, to the Dallas, Texas office of KPMG US LLP (the “Independent Accountant”). Such referral shall be made in writing to the Independent Accountant, copies of which shall concurrently be delivered to the non-referring Party. The referring Party shall furnish the Independent Accountant, on the date of such referral (the “Referral Date”), with the Post-Closing Statement, the Dispute Notice and any Disputed Items previously resolved by the Parties pursuant to Section 2.05(d). The Parties shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request for purposes of resolving the Remaining Items and determining the Post-Closing Adjustment Amount. Additionally, within five days after the Referral Date, each Party shall provide the Independent Accountant with a written statement (a “Position Statement”) describing in reasonable detail such Party’s position regarding the Remaining Items (copies of which shall concurrently be delivered to the other Party). If either Party fails to timely deliver its Position Statement to the Independent Accountant, the Independent Accountant shall resolve the Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Accountant in accordance with this Section 2.05(e). Within 30 days after the Referral Date (the date such written determination is delivered to the parties, the “Delivery Date”), the Independent Accountant shall deliver to the parties a report specifying (i) its final determination of the Closing Net Working Capital and Closing Indebtedness, (ii) the resulting Post-Closing Adjustment Amount, (iii) its adjustments, if any, to the Post-Closing Statement in connection with the items listed in the foregoing clauses (i) and (ii) and (iii) the calculations supporting such determinations and adjustments in the foregoing clauses (i), (ii) and (iii). Such report shall, absent manifest error, be final, conclusive and binding on the Parties. Each of the Closing Net Working Capital and Closing Indebtedness, as finally determined pursuant to this Section 2.05, is referred to herein as the “Final Closing Net Working Capital” and “Final Closing Indebtedness,” as applicable. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve the Remaining Items. In no event shall the Independent Accountant assign a value to the Post-Closing Adjustment Amount or any Remaining Item that is greater than the highest, or less than the lowest, calculation thereof proposed by the Parties. The Independent Accountant’s determination as to the Remaining Items and the Post-Closing Adjustment Amount shall, absent manifest error, be final and binding upon the Parties and not be subject to judicial review. The costs, fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and the Purchaser, on the other hand, based on the degree to which the Independent Accountant’s determination of the aggregate amount of the Remaining Items accepts each Party’s respective positions with respect thereto. For example, if the Seller’s position is that the aggregate amount of the Remaining Items is $300, the Purchaser’s position is that the aggregate amount of the Remaining Items is $100 and the Independent Accountant determines that the aggregate amount of the Remaining Items is $150, then the Seller shall pay 75% ($300—$150 / $300—$100) and the Purchaser shall pay 25% ($150—$100 / $300—$100), respectively, of the Independent Accountant’s costs, fees and expenses.

(f) The Post-Closing Adjustment Amount that is finally determined in accordance with this Section 2.05 shall be the “Final Post-Closing Adjustment Amount.”

Section 2.06 Payment of Post-Closing Adjustment Amount. Following the determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.05:

(a) if the Final Post-Closing Adjustment Amount is negative, the Seller shall promptly (but in any event within five Business Days after the Delivery Date) pay to the Purchaser such amount by wire transfer of immediately available funds to an account designated by the Purchaser in writing;

(b) if the Final Post-Closing Adjustment Amount is positive, the Purchaser shall promptly (but in any event within five Business Days after the Delivery Date) pay to the Seller such amount by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions; and

(c) if the Post-Closing Adjustment Amount equals zero, no Party shall be required to make any additional payments pursuant to this Section 2.06.

Section 2.07 Hydrocarbon Inventory. The valuation of Hydrocarbon Inventory for purposes of calculating Current Assets or Net Working Capital shall be determined in accordance with the valuation methodology set forth in Section 2.07 of the Disclosure Schedule.

Section 2.08 Allocation of Purchase Price. The Purchaser and the Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, within 90 days after the determination of the Final Post-Closing Adjustment Amount in accordance with Section 2.05 (the “Allocation”). If the Purchaser and the Seller reach an agreement with respect to the Allocation, the Parties shall, and shall cause their respective Affiliates to, (i) use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, (ii) report consistently with the Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), which the Parties shall timely file with the IRS, and neither Party shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law and (iii) promptly inform one another in writing of any challenge by any Governmental Authority to such Allocation and consult and keep one another informed with respect to the status of such challenge; provided, however, that (A) if the Seller and the Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith, (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with such allocation and (C) neither Party shall be required to litigate before any court of competent jurisdiction any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation, as adjusted.

Section 2.09 Payment of Credit Agreement Payoff Amount. On the Closing Date, the Purchaser will pay, or cause to be paid, the Credit Agreement Payoff Amount on behalf of the Seller and the Company Group to the applicable lenders by wire transfer(s) in accordance with the instructions delivered by the Seller in writing no later than three Business Days prior to the Closing Date. The Purchaser shall not have any Liability related to the Credit Agreement (including the accuracy of the Credit Agreement Payoff Amount) other than paying the Credit Agreement Payoff Amount as provided in Section 2.03(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATED TO THE COMPANY GROUP

Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

Section 3.01 Organization; Good Standing.

(a) Each member of the Company Group (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (ii) has all requisite limited liability company power and authority to own and operate the assets now owned or operated by it and to conduct its business as presently conducted.

(b) Each member of the Company Group is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets or conduct of its business makes such qualification or licensing necessary.

(c) True, correct and complete copies of each Company Group member’s Organizational Documents have been made available to the Purchaser, as amended and as in effect on the Signing Date, and no amendments have been made thereto or have been authorized since the Signing Date.

Section 3.02 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 3.02(a) of the Disclosure Schedule, and, assuming receipt of all Consents of Governmental Authorities described in Section 3.02(b) of the Disclosure Schedule, neither the execution and delivery by any member of the Company Group of any Transaction Documents to which it is or will be a party, nor the consummation of the Transactions will (i) violate or conflict with any provision of any Company Group member’s Organizational Documents, (ii) materially violate, result in a material Breach of or require material consent or notice under any Material Contract or Preferential Right, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel, any Material Contract or exercise any Preferential Right, (iii) violate or result in a violation of any Law to which any Company Group member is subject in any material respect or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on any Company Group member’s material assets or the Company Group Interests.

(b) No material Consent of, with or to any Governmental Authority is required to be obtained or made by any member of the Company Group in connection with the execution and delivery by the Company of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 3.02(b) of the Disclosure Schedule, and (iii) Consents not required to be made or given until after the Closing and (iv) Consents that may be required as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).

Section 3.03 Company and Subsidiary Interests.

(a) The Company Interests set forth in Section 3.03(a) of the Disclosure Schedule collectively constitute all of the issued and outstanding Equity Interests of the Company. The Company Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any Preferential Right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal or other Preferential Rights affecting the Company Interests.

(b) The Company owns 100% of the Subsidiary Interests beneficially and of record, free and clear of all Liens, other than Permitted Liens. The Subsidiary Interests constitute all of the issued and outstanding Equity Interests in the Company Subsidiaries. The Subsidiary Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, non-assessable, and were not issued in violation of any Preferential Right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies or rights of first refusal or other Preferential Rights affecting the Subsidiary Interests.

Section 3.04 Financial Statements; Indebtedness.

(a) Section 3.04(a) of the Disclosure Schedule sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of the Company Group as of December 31, 2020 and 2021 and the related audited consolidated statements of operations, changes in members’ equity and cash flows for the 12-month periods then ended, (ii) the unaudited financial statements consisting of the consolidated unaudited balance sheet of the Company Group as of February 28, 2022 (the “Interim Company Balance Sheet”) and the related consolidated unaudited statements of operations, changes in members’ equity and cash flows for the two-month period ended February 28, 2022 (the “Interim Company Financial Statements”) ((i) and (ii), collectively, the “Company Financial Statements”), and (iii) pro forma combined financial statements inclusive of the audited successor period comprised of the period beginning March 23, 2021 and ending December 31, 2021 previously audited (referenced in clause (i) above) and the Interim Company Financial Statements (referenced in clause (ii) above) with notations for any significant differences in presentation, inclusive of a listing of the types of normal year-end adjustments that are excluded. Except as set forth in Section 3.04(a) of the Disclosure Schedule, the Company Financial Statements fairly present, in all material respects, the consolidated financial position of the Company Group as of December 31, 2020 and 2021 and February 28, 2022 and the consolidated results of operations of the Company Group on a consolidated basis for the periods covered by the Company Financial Statements, in accordance with Accounting Principles Consistently Applied except that (x) the Interim Company Financial Statements exclude footnote disclosures required by GAAP and (y) the Interim Company Financial Statements exclude certain normal year-end adjustments.

(b) The Company Group has no material Liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities (i) reflected or reserved against in the Company Financial Statements or (ii) incurred in the ordinary course of business since the date of the Interim Company Balance Sheet.

(c) Except as set forth in Section 3.04(c) of the Disclosure Schedule, as of the Closing Date, no member of the Company Group has any Indebtedness.

(d) To the Seller’s Knowledge, (i) each of the members of the Company Group maintains accurate books and records reflecting its assets and liabilities and (ii) there are no material weaknesses or significant deficiencies in the internal accounting controls of the Company Group.

(e) The Company Group members owned or held (as opposed to the Seller) all of the assets set forth in the Company Financial Statements (other than portions of Cash and Cash equivalents) during the time periods covered by the Company Financial Statements.

(f) Section 3.04(f) of the Disclosure Schedule sets forth the unpaid principal balance of the Credit Agreement Indebtedness, and the accrued but unpaid interest and fees thereon, as of 12:01 am Central Prevailing Time on April 1, 2022. The principal balance of the Credit Agreement Indebtedness as of the Signing Date is the same amount as the principal balance set forth in Section 3.04(f) of the Disclosure Schedule.

(g) To the Seller’s Knowledge, as of the Signing Date, no information nor reason currently exists (or any conditions that may not currently exist but may be reasonably expected to occur during the relevant subsequent event review period) that would reasonably be expected to cause the PCAOB-Registered Firm which audited the financial statements referenced in clause (a)(i) of the definition of Required Information to be either unable or unwilling to consent to the inclusion of their auditor’s report(s) in any and all future SEC filings of Purchaser or its Affiliates who are also Registrant(s) where such consents may be warranted, including by incorporation by reference into such filings, pursuant to the PCAOB-Registered Firm’s client continuance, independence or other relevant policies for issuing consents, in the event that such existing information or reasonably expected conditions do occur which then become known to the PCAOB-Registered Firm as a result of its subsequent event and other post-report review procedures or by other means which may be performed subsequent to the Signing Date.

Section 3.05 Compliance with Applicable Laws. Except for Permits (which are addressed exclusively in Section 3.06), Environmental Laws (which are addressed exclusively in Section 3.09 and Section 3.06 with respect to Environmental Permits), Laws relating to Taxes (which are addressed exclusively in Section 3.10, Section 3.11, Section 3.13 and Section 3.29) and Laws relating to Benefit Plans and labor and employment matters (which are addressed exclusively in Section 3.13), or as otherwise set forth in Part I of Section 3.05 of the Disclosure Schedule, (a) each member of the Company Group is in compliance in all material respects with all Laws applicable to it and (b) no member of the Company Group has received any written notice from any Governmental Authority alleging, nor, to the Seller’s Knowledge, has any Governmental Authority otherwise threatened in writing, that any member of the Company Group is in violation of any Laws. None of the assets of the Company Group or the Business are subject to the Interstate Commerce Act or are regulated by the Federal Energy Regulatory Commission, except as set forth in Part II of Section 3.05 of the Disclosure Schedule.

Section 3.06 Permits. Except as set forth in Part I of Section 3.06 of the Disclosure Schedule, the Company Group has all material Permits necessary for the conduct of the Business as currently conducted. Part II(a) of Section 3.06 of the Disclosure Schedule sets forth a correct and complete list of all material Permits (including Environmental Permits) held by the Company Group, and such Permits are valid and in good standing except as set forth in Part II(b) of Section 3.06 of the Disclosure Schedule. No Company Group member is in Breach in any material respect of any term, condition or provision of any such Permit and, to the Seller’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute any such Breach in any material respect.

Section 3.07 Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, (a) there are no material Actions pending or, to the Seller’s Knowledge, threatened, against or initiated by any member of the Company Group or related to the Business or any assets of the members of the Company Group and (b) no member of the Company Group is subject to any outstanding Order nor has any Order been threatened in writing by any Governmental Authority, that would reasonably be expected to impose a material Liability or material restriction on operations pursuant to any Law (other than Environmental Laws) with respect to the Business or the Real Property.

Section 3.08 Real Property.

(a) Section 3.08(a) of the Disclosure Schedule sets forth the tracts of Real Property (other than Easements) to which any member of the Company Group has any right, title, interest or possession, and noting whether such Real Property is owned in fee or covered by a Lease. With respect to Real Property owned in fee, Section 3.08(a) of the Disclosure Schedule sets forth (i) a description of, or (ii) a recordation file number within the appropriate real property records of the relevant county or parish to the documentation of, such Real Property owned in fee.

(b) True, correct and complete copies of each lease, sublease, license, concession or other agreement constituting Real Property, and any material amendment or supplement thereto, have been made available to the Purchaser.

(c) Except as set forth on Section 3.08(c) of the Disclosure Schedule, the applicable member of the Company Group, insofar as it relates to all Persons claiming by, through or under such member of the Company Group, but not otherwise, (i) has good and indefeasible fee simple title to each tract or parcel of Real Property owned in fee by such member of the Company Group, (ii) has a valid leasehold interest in the Real Property covered by each Lease to which such member of the Company Group is a party, (iii) to the Seller’s Knowledge, has a valid easement estate in the Real Property covered by each Easement to which such member of the Company Group is a party and (iv) owns all right, title and interest in the improvements (if any) located on the Real Property owned by such member of the Company Group in fee, covered by such applicable Lease or covered by such applicable Easement (as the case may be), in each case (A) subject to the terms of such Contract vesting any member of the Company Group with any right, title or interest in or possession of Real Property and (B) free and clear of all Liens arising by, through or under such member of the Company Group or its Affiliates, other than Permitted Liens.

(d) Except as set forth on Section 3.08(d) of the Disclosure Schedule, none of the Seller, members of the Company Group or any of their respective Affiliates has received any written notice from a Governmental Authority alleging that any Real Property, or the use of Real Property by any member of the Company Group, is in violation, in any material respect, of any applicable Law.

(e) There are no eminent domain, land-use, Permit-related or other similar Actions pending or, to the Seller’s Knowledge, threatened in writing, by any Governmental Authority affecting any Real Property, and the Seller has not received written notice from a Governmental Authority that any material Permit to use the Real Property will not be renewed upon expiration or that any material condition will be imposed to use or renew the same.

(f) Except as set forth on Section 3.08(f) of the Disclosure Schedule, there are no subleases, assignments, occupancy agreements or other agreements granting to any Person (other than one or more of the Company Group members) the right of use or occupancy of any Real Property, and there is no Person (other than one or more of the Company Group members) in possession of any of such Real Property other than customary easements, rights-of-way agreements, land-related licenses and surface use agreements, land use agreements and similar type land-related agreements relating to power, water and other utilities and other immaterial easements, rights-of-way agreements, land-related licenses and surface use agreements, land use agreements and similar type land-related agreements which do not materially and adversely impact the conduct of the Business by the Company Group.

(g) The Seller has delivered or made available to the Purchaser correct and complete copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Seller or the Company Group relating to the material Real Property.

(h) To the Seller’s Knowledge, there are no existing or threatened condemnation Actions that affect the Real Property as a whole or any material portion thereof.

Section 3.09 Environmental Matters. Except as set forth in Section 3.09 of the Disclosure Schedule:

(a) Each member of the Company Group is, and, since January 1, 2019 has been, in compliance in all material respects with all Environmental Laws to which such Company Group member and its respective business, assets and Real Property are subject, including timely possessing, renewing and complying in all material respects with the terms and conditions of all Environmental Permits required for the conduct of the Business;

(b) no member of the Company Group has received from any Governmental Authority any written notice of violation, potential violation, Liability or responsibility of any member of the Company Group pursuant to any Environmental Law involving the conduct of the Business or the Real Property other than notices with respect to matters that have been resolved to the satisfaction of the relevant Governmental Authority and for which such member of the Company Group has no further material obligations outstanding;

(c) no member of the Company Group is subject to any outstanding Order nor has any Order been threatened in writing by any Governmental Authority, that would reasonably be expected to impose a material Liability or material restriction on operations pursuant to any Environmental Law with respect to the Business or the Real Property;

(d) there has not been any Release on, from or onto any Real Property or by any member of the Company Group in connection with the conduct of the Business in a manner that would reasonably be expected to give rise to a material Liability or investigative, remedial or corrective action obligation on the part of any member of the Company Group pursuant to Environmental Laws;

(e) there are no Actions pending, or threatened in writing, against any member of the Company Group under Environmental Laws that would reasonably be expected to impose a material Liability or material restriction on operations with respect to the Business or the Real Property;

(f) no member of the Company Group has any ongoing Remediation projects at, on or related to any of the properties or assets owned, leased or operated by or on behalf of the Company Group;

(g) no Company Group member has assumed by Contract (whether directly or indirectly or by predecessor in interest) any material Liabilities arising under Environmental Laws of any other Person other than any of the other Company Group member; and

(h) true, correct and complete copies of all material environmental audits, reports, assessments relating to the Real Property or the Business that are in the possession of the Seller or any member of the Company Group and have been prepared by third parties who are not Affiliates of the Seller or the Company Group since January 1, 2019 have been made available to the Purchaser.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

(a) all income Tax Returns and all other material Tax Returns required to be filed by any member of the Company Group have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects;

(b) all material Taxes required to have been paid by any member of the Company Group have been duly and timely paid except for amounts that are not yet delinquent;

(c) all withholding and deposit Tax requirements imposed on any member of the Company Group have been satisfied in all material respects;

(d) there are no Liens (other than Permitted Liens) on any of the Company Group’s assets that arose in connection with any failure to pay any Tax;

(e) (i) there is no claim against any member of the Company Group for any material Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any material Taxes or material Tax Returns of any member of the Company Group that has not been resolved, (ii) no Tax audits or administrative or judicial proceedings are being conducted, pending or have been threatened in writing by any Governmental Authority with respect to any member of the Company Group and (iii) no written claim has been made by a Governmental Authority in the past three years in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation in that jurisdiction;

(f) no member of the Company Group is a party to or bound by any Tax sharing, allocation or indemnity Contract (excluding, for the avoidance of doubt, any commercial Contracts that are not primarily related to Taxes);

(g) there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of any member of the Company Group;

(h) no power of attorney, that is currently in force, has been granted with respect to any matter relating to Taxes that could affect any member of the Company Group after Closing;

(i) none of the assets of any member of the Company Group is subject to any tax partnership agreement (other than the limited liability company agreement of 3 Bear Energy) or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return (other than with respect to 3 Bear Energy) to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(j) none of the Seller or any member of the Company Group is subject to any private letter ruling or comparable rulings of any Governmental Authority related to any member of the Company Group or the assets of any member of the Company Group, in each case, the subject of which pertains to one or more Tax matters;

(k) all material assets of the Company Group that are subject to property Tax have been properly listed and described on the property tax rolls of the appropriate Governmental Authority for all periods ending prior to the Closing, and no portion of such constitutes omitted property for property tax purposes;

(l) no member of the Company Group (i) has outstanding a deferral pursuant to section 2302(a) of the CARES Act or IRS Notice 2020-65 (or any other similar governmental program) of any deposit or payment of Taxes in connection with any amounts paid or owing to any employee or (ii) incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program or other lending program established by the CARES Act;

(m) each member of the Company Group is, and at all times since March 22, 2021 has been, disregarded as an entity separate from 3 Bear Energy for U.S. federal income Tax purposes, and no election member of the Company Group has made an election to change its classification to an association taxable as a corporation for U.S. federal income Tax purposes (or for state, local, or non-U.S. income Tax purposes where applicable); and

(n) no member of the Company Group (i) is a member of a Consolidated Group, other than a Consolidated Group of which the common parent is the Company or another member of the Company Group, (ii) has any liability for the material Taxes of any Person (other than another member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Tax Law), or (iii) is liable for Taxes of any Person (other than another member of the Company Group) as a transferee or successor or pursuant to any Contract (other than any Contract the principal purpose of which does not relate to Taxes).

Section 3.11 Material Contracts.

(a) Section 3.11 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts to which a member of the Company Group is a party as of the Signing Date (such Contracts listed in Section 3.11 of the Disclosure Schedule, collectively “Material Contracts”):

(i) each Contract forming or establishing any partnership or joint venture;

(ii) each Contract with the Seller or any Affiliate of the Seller (other than any Affiliate that is a member of the Company Group) that will not be terminated at or prior to the Closing;

(iii) each Contract that constitutes a non-competition agreement that purports to materially restrict or prohibit the manner (or the locations) in which the Company Group’s assets are or may be located;

(iv) each Contract that purports to limit the freedom of any member of the Company Group to compete in any line of business or in any geographic area or that purports to limit the Persons to whom a Company Group member may sell products or deliver services;

(v) each Contract that constitutes an acreage dedication agreement;

(vi) each Contract involving a derivative or financial swap, exchange, commodity option or hedge;

(vii) each Contract involving the provision of services that contains a most favored nation pricing provision;

(viii) each Contract that relates to the commitment or reservation of the future capacity of the material operating assets of any Company Group member (e.g., pipelines, storage facilities, terminals, berths) for a period of 12 months or longer;

(ix) each Contract that relates to the commitment of any Company Group member to purchase or sell volumes of fresh or produced water, crude oil, natural gas or other hydrocarbons for a period of 12 months or longer or that contains “take or pay” provisions;

(x) each Contract that can reasonably be expected to result in aggregate annual revenues for any member of the Company Group in excess of $1,000,000 in the aggregate in calendar year 2022;

(xi) each Contract involving the procurement of goods or services, or otherwise providing for annual payments by any member of the Company Group, in excess of $1,000,000 in the aggregate in calendar year 2022;

(xii) each license, royalty or other Contract to which a member of the Company Group is a party the primary purpose of which is the licensing or use of Intellectual Property under which any member of the Company Group has obtained a license or other permission to use (or hold for use) any Intellectual Property of another Person (excluding any Contracts related to COTS);

(xiii) each Contract for Indebtedness;

(xiv) each Contract for the sale of any assets of any Company Group member having a value in excess of $1,000,000 other than in the ordinary course of business or for the grant to any Person of any Preferential Rights to purchase any assets of any Company Group member having a value in excess of $1,000,000;

(xv) all Contracts with any Governmental Authority to which any of the Company Group members is a party; and

(xvi) each Contract creating a Lien (other than a Permitted Lien) on the Company Group’s assets (other than any Lien disclosed pursuant to another representation in Article III or Article IV).

(b) Each of the Material Contracts is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the applicable member of the Company Group and, to the Seller’s Knowledge, the counterparties to such Material Contracts, subject in each case to the Remedies Exception. No member of the Company Group, and, to the Seller’s Knowledge, no counterparty to any Material Contract, is or, with the passage of time, would reasonably be expected to be in material Breach or violation of or default under such Material Contract, except that, in order to avoid a Breach or violation of, or default under, any Material Contract, the Consent of such other parties set forth in Section 3.02(b) of the Disclosure Schedule may be required in connection with the Transactions.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a true, correct and complete list of, for each member of the Company Group, all Contracts or other arrangements with respect to any material Registered Intellectual Property Rights the primary purpose of which is the licensing of Registered Intellectual Property Rights to such member of the Company Group, excluding any Contracts related to COTS.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, the Company Group Intellectual Property Rights constitute all of the material Intellectual Property primarily used or held for use in the Business as currently conducted.

(c) No member of the Company Group owns any Registered Intellectual Property Rights. To the Seller’s Knowledge, the conduct of the Business does not materially infringe, violate, misuse or misappropriate the Registered Intellectual Property Rights of any other Person.

Section 3.13 Employees; Benefit Plan Matters.

(a) The Seller has furnished to the Purchaser a true and complete copy of each material Benefit Plan and has delivered to the Purchaser a true and complete copy of each material document, if any, prepared in connection with each Benefit Plan maintained by the Seller or any member of the Company Group, including, to the extent applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, and (iii) the two most recently filed IRS Form 5500s.

(b) Except as would otherwise result in material liability to the Company Group, each Benefit Plan has been maintained and administered in material compliance with its terms, the applicable requirements of ERISA, the Code and any other applicable Laws. Except as would otherwise result in material liability to the Company Group, the Company Group members have performed all obligations required to be performed by them and are not in any respect in default under or in violation under any Benefit Plan. Except as would otherwise result in material liability to the Company Group, no Litigation is pending or, to the Seller’s Knowledge, threatened with respect to the participation of any current or former employee, director, consultant, or advisor in any Benefit Plan, other than claims for benefits in the ordinary course of business.

(c) To the Seller’s Knowledge, each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or other applicable Law has a current favorable determination letter or opinion/advisory letter (as applicable) from the IRS and, to the Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of any such qualification status of any such Benefit Plan.

(d) None of the Company Group members or any ERISA Affiliate sponsors, currently maintains or contributes to, or is required to sponsor, maintain or contribute to, or otherwise has any material liabilities under, (i) any pension plan subject to Title IV of ERISA or that is otherwise a defined benefit pension plan or (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA). Except as provided in Section 3.13(d) of the Disclosure Schedule, none of the Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former director, officer, employee, contractor, consultant or other individual service provider of any Company Group member, other than as required by applicable Law.

(e) The execution, delivery and performance of this Agreement or the consummation of the Transactions will not (alone or in combination with any other event) (i) trigger the payment by any Company Group member of any compensation or benefits or result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable by any Company Group member to or in respect of any current or former director, officer, employee, contractor, consultant or other individual service provider of any Company Group member or (ii) increase or accelerate any funding obligation or trigger any other obligation payable by any Company Group Member with respect to any Benefit Plan.

(f) None of the Company Group members maintain any Benefit Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Patient Protection and Affordable Care Act and the Health Insurance Portability and Accountability Act of 1986. To the Seller’s Knowledge, none of the Company Group members or any ERISA Affiliate is subject to any material liability, including additional contributions, taxes, fines, penalties or loss of tax deduction as a result of such administration and operation.

(g) None of the Company Group members is obligated to make any payments, including under any Benefit Plan, that would result in “excess parachute payments” pursuant to Section 280G of the Code and none of the Company Group members has an obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 4999 of the Code.

(h) The Seller has provided the Purchaser a complete and accurate list of each Business Employee, and with respect to each such Person, (i) his or her (A) name; (B) title or position (including whether full or part time); (C) employer and employment location, (D) classification as exempt or non-exempt under the Fair Labor Standards Act, (E) hire date (and adjusted hire date, if applicable); (F) current annualized base salary or hourly wage rate; (G) commission, bonus or other incentive-based compensation arrangement for which he or she is eligible (including target bonus, if applicable); and (ii) whether such individual is currently actively employed and, if not, when such leave began and the expected return to work date. The Seller has also provided the Purchaser a complete and accurate list of each individual independent contractor who provides material services to a member of the Company Group, and with respect to each such Person, a description of the services he or she provides.

(i) Each Company Group member is in material compliance in with all applicable Laws relating to labor and employment matters, including occupational safety and health standards, terms and conditions of employment, payment of wages, minimum wages, overtime, withholding of Taxes, classification of employees, employment equality, age discrimination, immigration, visa, work status, human rights, pay equity and workers’ compensation. To the Seller’s Knowledge, none of the Company Group members is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Seller’s Knowledge, threatened, with respect to the Company Group members before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(j) As of the date hereof, none of the Company Group members is a party to or otherwise bound by a collective bargaining or other labor union agreement.

(k) To the Seller’s Knowledge, there are no, and since January 1, 2018 have been no, union organizing activities by Company Group employees or collective bargaining arrangements with respect to Company Group employees that could affect the Company Group members pending or under discussion with any labor organization or group of employees of the Company Group members. There is no, and since January 1, 2018 have been no, labor strike, dispute, slowdown, stoppage, lockout or unfair labor practice charge actually pending or, to the Seller’s

Knowledge, threatened against or affecting any Company Group member. None of the Company Group Members has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the Seller’s Knowledge, threatened union grievances or union representation questions involving employees of the Company Group members.

(l) None of the Company Group members is a party to, or otherwise bound by, any unsatisfied consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company Group members nor any of their officers or managers have received since January 1, 2018 any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any material investigation relating to any of the Company Group members’ labor or employment practices and, to the Seller’s Knowledge, no such investigation is in progress.

Section 3.14 Insurance. Set forth in Section 3.14 of the Disclosure Schedule is a list of each type of insurance policy maintained by the Company Group or by the Seller or its Affiliates on behalf of the Company Group (or any member thereof) as of the date hereof. Except as set forth in Section 3.14 of the Disclosure Schedule, there is no Action or material claim pending under any such insurance policy with respect to the Business, the Real Property, the Company Group’s assets or any member of the Company Group, and no member of the Company Group has received written notice disclaiming coverage, reserving rights with respect to a particular claim or any such insurance policy in general or canceling or materially amending any such insurance policy. All insurance policies set forth in Section 3.14 of the Disclosure Schedule are in full force and effect. No written notice has been received by the Seller or any of the Company Group that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any insurance policy set forth on Section 3.14 of the Disclosure Schedule.

Section 3.15 Broker’s Commissions. Except as set forth in Section 3.15 of the Disclosure Schedule, no member of the Company Group has, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 3.16 Absence of Changes. Except as set forth in Section 3.16 of the Disclosure Schedule or as contemplated by the Transaction Documents, since the date of the Interim Company Balance Sheet:

(a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice and Law to preserve (i) substantially intact the Company Group’s present business organization and (ii) the Company Group’s present relationships with customers, suppliers and others having business dealings with the Company Group, except, in each case, (A) as contemplated by the Transaction Documents and (B) with respect to any actions taken as a result of, or in reaction to, the COVID-19 Pandemic or COVID-19 Measures,

(b) there has been no merger or consolidation of any Company Group member with any other Person or any acquisition by any Company Group member of any Equity Interests or material assets or business of any other Person or any agreement with respect thereto,

(c) the Company Group members have not declared, set aside or paid any dividend or other distribution with respect to any Equity Interest of any Company Group member other than in the ordinary course of business and in a manner consistent with past practices, and

(d) there has not been a Material Adverse Effect.

Section 3.17 Personal Property. Except as set forth on Section 3.17 of the Disclosure Schedule, each member of the Company Group has good and valid title to (or a valid leasehold interest in or valid right to use) the respective material tangible personal property currently used in the conduct of the Business, free and clear of Liens, except for Permitted Liens, and all tangible personal property owned, leased or licensed by the Company Group that is material to their operations is, in all material respects, and taking into account the age and history of use of such tangible personal property, in good repair, working order and operating condition and adequate for its present uses by the Company Group, ordinary wear and tear excepted.

Section 3.18 Easements. The Seller has made available to the Purchaser true, correct and complete copies of the Easements used by the Company Group. The Company Group members own or have the right to use (subject to Permitted Liens) such Easements as are necessary to use, own and operate the assets required for the Business in materially the same manner that such assets are currently used, owned and operated by the Company Group. To the Seller’s Knowledge, neither the applicable member of the Company Group nor any other party to any such Easements is in Breach in any material respect under the terms of such Easement and no event has occurred that with the giving of notice or the passage of time or both would constitute a Breach in any material respect by the applicable Company Group member or any other party to such Easement. To the Seller’s Knowledge, there are no existing or threatened condemnation Actions that affect the Easements or any material portion thereof.

Section 3.19 Receivables. The accounts receivable reflected in the Company Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company Group involving the sale of goods or the rendering of services in the ordinary course of business, and (b) constitute only valid claims of the Company Group which, to the Seller’s Knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business. The reserve for bad debts shown on the Company Financial Statements or, with respect to accounts receivable arising after February 28, 2022, on the accounting records of the Company Group have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. To the Seller’s Knowledge, no material account receivable is being disputed in writing by any payor, and no payor has refused to pay a material account receivable or asserted a set off right as the basis for such non-payment.

Section 3.20 Bank Accounts. Section 3.20 of the Disclosure Schedule sets forth a correct and complete list of the account numbers and names of each bank, broker or other depository institution at which any of the Company Group maintains a depository account, and the names of all persons authorized to sign on or withdraw funds from each such account.

Section 3.21 Inventory. All items reflected as inventory in the Interim Financial Statements consist of a quality usable and, with respect to finished goods, saleable, in the ordinary course of business as currently conducted by the Company Group, except for items of below-standard quality, which have been written off or written down to net realizable value in the accounting records of the Company Group as of the Closing Date.

Section 3.22 Pipeline Tariffs. There are no administrative or regulatory Actions pending or, to the Seller’s Knowledge, threatened against the Company Group the results of which are reasonably likely to materially change, alter or modify the rates, charges or fees for transportation services related to the pipelines owned by the Company Group or any other terms or conditions of service currently in effect under any tariffs issued by the Company Group currently in effect.

Section 3.23 Storage Tanks. Section 3.23 of the Disclosure Schedule sets forth a correct and complete list of all above ground tanks (whether active or idle) that are owned, leased or used or held for use by the Company Group (including pursuant to terminalling agreements) that have a shell capacity equal to or greater than 1000 gallons and for each such tank lists its (a) location, (b) size (shell capacity), (c) whether such tank is active or idle, (d) the original in-service date of such tank, (e) the type of product(s) such tank contains, (f) the type of tank (i.e., fixed roof, internal floating roof, external floating roof, bullet, or dome), and (g) date of last API 653 internal inspection, if applicable. Other than as set forth in Section 3.23 of the Disclosure Schedule, (x) there are no underground storage tanks or associated piping (“UST Systems”) present on or at any of the Real Properties and (y) any UST Systems previously present on or at any of the Real Properties were removed, to the Seller’s Knowledge, in accordance with all Laws including federal underground storage tank regulations.

Section 3.24 Cybersecurity Measures. The information technology equipment and related systems owned, used or held for use by the Company Group (the “IT Systems”) have been reasonably sufficient for the Business’s immediate needs for the period between January 1, 2019 until Closing. Since February 28, 2022, there has been no unauthorized access, use, intrusion, or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any IT Systems that has caused or would reasonably be expected to cause any substantial disruption to the use of such IT Systems or the Business or any material loss or harm to Company Group or their personnel, property, or other assets.

Section 3.25 Sufficiency of the Assets. Except as set forth on Section 3.25 of the Disclosure Schedule, the Contracts, personal property, Real Property, and Permits owned or held by the Company Group constitute all of the material rights (including contract rights), Permits, property and assets used by the Company Group in the conduct of the Business as being conducted on the Signing Date.

Section 3.26 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by, or to the Seller’s Knowledge, threatened against any of the Company Group.

Section 3.27 Title to Crude Oil and Refined Products. Except as set forth on Section 3.27 of the Disclosure Schedule, the Company Group requires that either (i) each shipper whose crude oil, refined products or other petroleum or hydrocarbon products are transported through the Company Group’s gathering systems or other pipelines warrant that such shipper has title to, or the right to ship, all such crude oil, refined products or other petroleum or hydrocarbon products tendered to such gathering systems or other pipeline for transportation; or (ii) any Liens with respect to such crude oil, refined products or other petroleum or hydrocarbon products are subordinated to the applicable Company Group member’s right to payment for storage, throughput or other such charges.

Section 3.28 Contingent Obligations. Section 3.28 of the Disclosure Schedule sets forth a correct and complete list of all Contingent Obligations of the Company Group. “Contingent Obligation” means as to any Company Group member, (a) any Liability of such Company Group member guaranteeing or intended to guarantee any indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any Liability of such Company Group member, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; and (b) any obligation of such Company Group member under any performance bond, letter of credit, banker’s acceptances or other extension of credit, whether drawn or undrawn and whether or not representing obligations for borrowed money; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or entered into in the ordinary course of business in connection with any contractual arrangement.

Section 3.29 Unclaimed or Abandoned Property; Escheat. Each member of the Company Group (and the Seller with respect to the Business) is in compliance in all material respects with all applicable Laws of the various states pertaining to abandoned or unclaimed property or escheat.

Section 3.30 Affiliate Transactions. Except as set forth on Section 3.30 of the Disclosure Schedule, neither the Seller, nor any of its Affiliates (other than the Company Group), nor any of its or their directors, managers or officers (a) is a party to any Contract with any of the Company Group or which is binding on the Business or (b) owns or leases any material asset, property or right which is used by any of the Company Group (“Affiliated Contracts”).

Section 3.31 Disclaimer.

(a) Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty in any provision of this Agreement or the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article III and Article IV (subject to the limitations in this Section 3.31 and in Section 4.08), in the certificate delivered pursuant to Section 7.03, and in any other Transaction Documents. In addition, notwithstanding the generality of any other representations and warranties in this Agreement:

(i) the representations and warranties in Section 3.08 and Section 3.09 are the only representations and warranties in this Agreement regarding the Real Property;

(ii) the representations and warranties in Section 3.09 and Section 3.06 with respect to Environmental Permits are the only representations and warranties in this Agreement regarding environmental matters (including Environmental Laws, Environmental Permits and Hazardous Materials) with respect to the Company Group;

(iii) the representations and warranties in Section 3.10 and Section 3.13 are the only representations and warranties in this Agreement regarding Tax matters with respect to the Company Group; and

(iv) the representations and warranties in Section 3.13 are the only representations and warranties in this Agreement regarding employment and employee benefits matters with respect to the Company Group.

(b) FURTHER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ANY OTHER TRANSACTION DOCUMENT, THE SELLER AND THE COMPANY GROUP EXPRESSLY DISCLAIM, ON THEIR BEHALF AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES, (I) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PERSONS OR THE TRANSACTIONS, INCLUDING WITH RESPECT TO (A) THE DISTRIBUTION OF OR RELIANCE ON ANY INFORMATION, DISCLOSURE OR DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY DATA ROOM, MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS, OR OTHERWISE RELATING IN ANY WAY TO THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS, (B) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS, (C) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE COMPANY GROUP’S ASSETS OR THE COMPANY GROUP INTERESTS AND (D) ANY OTHER DUE DILIGENCE INFORMATION, (II) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES AND (III) ALL LIABILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE AVAILABLE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PURCHASER SHALL BE DEEMED TO BE ACQUIRING THE PURCHASED INTERESTS (AND, INDIRECTLY, THE COMPANY GROUP’S ASSETS), IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE STATEMENTS AND DISCLAIMERS IN THIS SECTION 3.31 SHALL EXPRESSLY SURVIVE THE CLOSING.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to the Purchaser as follows:

Section 4.01 Organization; Good Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.02 Authority/Enforceability. The Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Seller of this Agreement has been duly and validly authorized by all necessary limited liability company action on the part of the Seller. As of the Closing Date, the Transaction Documents executed and delivered by the Seller have been duly and validly executed by the Seller and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.

Section 4.03 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 4.03(a) of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by the Seller of the Transactions will (i) violate or conflict with any provision of the Seller’s Organizational Documents, (ii) violate, result in a Breach of or require consent or notice under any material Contract to which the Seller is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract, (iii) assuming receipt of all Consents of Governmental Authorities described in Section 4.03(b) of the Disclosure Schedule, violate or result in a violation of any Law to which the Seller is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Company Interests, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the Seller’s ability to timely consummate the Transactions.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by the Seller in connection with the execution and delivery by the Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 4.03(b) of the Disclosure Schedule, (iii) Consents required under the HSR Act, (iv) Consents not required to be made or given until after the Closing and (v) Consents that may be required because of the Purchaser’s participation in the Transactions, including any requirements applicable as a result of the specific legal or regulatory status of the Purchaser or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which the Purchaser or any of its Affiliates are or propose to be engaged (other than the Business).

Section 4.04 Ownership of the Company Interests.

(a) The Seller owns 100% of the Company Interests beneficially and of record, free and clear of all Liens, other than Permitted Liens.

(b) Except for the applicable Transaction Documents, the Seller is not a party to any Contract obligating the Seller to sell, transfer or otherwise dispose of the Company Interests, or any voting trust, proxy or other agreement or understanding with respect to the Company Interests.

(c) No member of the Company Group has granted to any Person any Contract, agreement or option, or any right or privilege capable of becoming a Contract, agreement or option, for the purchase, pledge, encumbrance, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) or any Equity Interests of such member of the Company Group. There are no outstanding contractual obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interest in any member of the Company Group or any securities that are convertible, exercisable or exchangeable into any Equity Interests of any member of the Company Group.

(d) No member of the Company Group, directly or indirectly (through a Subsidiary or otherwise), owns, of record or beneficially, any Equity Interest in any Person that is not a member of the Company Group. There are no outstanding obligations of any member of the Company Group to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Equity Interest or otherwise) in any other Person.

Section 4.05 Credit Support Obligations. As of the Signing Date and the Closing Date, true and correct copies of the Credit Support Obligations have been made available to the Purchaser. Each Credit Support Obligation is in full force and effect and is the legal, valid and binding obligation of the Seller or its Affiliate that is a party thereto, as applicable, and, to the Seller’s Knowledge, the other Persons that are parties thereto, in each case, subject to the Remedies Exception. Neither the Seller or any of its Affiliates nor, to the Seller’s Knowledge, such other Persons that are parties to any Credit Support Obligation, is in Breach or default, and no event has occurred that with notice or lapse of time or both would constitute a material Breach or default by any such party under any Credit Support Obligation, except if any amounts outstanding thereunder are not repaid by the Seller or its Affiliate, as applicable, at the Closing.

Section 4.06 Litigation. There are no Actions pending or, to the Seller’s Knowledge, threatened, against the Seller, except as would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the Seller’s ability to timely consummate the Transactions.

Section 4.07 Broker’s Commissions. The Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate the Purchaser or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 4.08 No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Seller makes no representation or warranty in any provision of this Agreement or the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in Article III and this Article IV (subject to the limitations in Section 3.31) and in the certificate delivered pursuant to Section 7.03, and in any other Transaction Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Disclosure Schedule, the Purchaser hereby represents and warrants to the Seller as follows:

Section 5.01 Organization. The Purchaser is limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02 Authority. The Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement has been duly and validly authorized by all necessary limited liability company action on the part of the Purchaser. As of the Closing Date, the Transaction Documents executed and delivered by the Purchaser have been duly and validly executed by the Purchaser, and (assuming due authorization, execution and delivery by the other Persons that are party thereto) constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms and conditions, subject in each case to the Remedies Exception.

Section 5.03 No Conflicts; Consents and Approvals.

(a) Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by the Purchaser of the Transactions, will (i) violate or conflict with any provision of the Purchaser’s Organizational Documents, (ii) violate, result in a Breach of or require consent or notice under any material Contract to which the Purchaser is a party, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any such material Contract, (iii) assuming receipt of all Consents of Governmental Authorities described in Section 5.03(b) of the Disclosure Schedule, violate or result in a violation of any Law to which the Purchaser is subject or (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the Purchaser’s assets, except in the case of clauses (ii), (iii) and (iv), as would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No Consent of, with or to any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, other than (i) requirements of any securities Laws, (ii) Consents set forth in Section 5.03(b) of the Disclosure Schedule and (iii) Consents required under the HSR Act.

Section 5.04 Litigation. There are no Actions pending or, to the Purchaser’s Knowledge, threatened, against the Purchaser, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.05 Acquisition as Investment. The Purchaser is acquiring the Purchased Interests for its own account as an investment with the present intention of holding the Purchased Interests for investment purposes and not to sell, transfer or otherwise distribute the same to any other Person in violation of any securities Laws. The Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. The Purchaser acknowledges and agrees that the Purchased Interests are not registered pursuant to the 1933 Act and that none of the Purchased Interests may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. The Purchaser is an “accredited investor” as defined under Rule 501 of Regulation D of the 1933 Act.

Section 5.06 Financial Resources; Solvency.

(a) The Purchaser shall have, as of the Closing, sufficient cash on hand or other sources of immediately available funds as of the Closing Date to enable the Purchaser to (i) pay the Adjusted Purchase Price and (ii) fully perform its obligations under this Agreement and the other Transaction Documents and satisfy all costs and expenses arising in connection herewith and therewith immediately following the Closing Date. Notwithstanding anything to the contrary in this Agreement, the Purchaser’s obligation to effect and consummate the Transactions as of the Closing is not subject to the receipt or availability of any funds or financing.

(b) The Purchaser is not entering into the Transactions as of the Closing with the actual intent to hinder, delay or defraud its or any of its Subsidiaries’ present or future creditors. Immediately after the Closing, (i) the aggregate value of the consolidated assets of the Purchaser and its Subsidiaries shall exceed the aggregate value of the consolidated Liabilities of the Purchaser and its Subsidiaries at a fair valuation and a fair saleable value, (ii) the Purchaser and its Subsidiaries shall have the ability to pay all their respective Liabilities as they become due in the ordinary course of business and (iii) the Purchaser and its Subsidiaries shall not have an unreasonably small amount of capital with which to conduct their respective businesses. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against the Purchaser or any of its Subsidiaries.

Section 5.07 Broker’s Commissions. The Purchaser has not, directly or indirectly, entered into any Contract with any Person that would obligate the Seller or any member of the Company Group to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

Section 5.08 Anti-Money Laundering. No funds used by the Purchaser in connection with the Transactions are derived or obtained from any money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Act of 1970 (also known as the Bank Secrecy Act), the USA PATRIOT Act or any other Law governing such activities or any U.S. economic sanctions violations.

Section 5.09 Independent Investigation. THE PURCHASER ACKNOWLEDGES AND AGREES THAT (A) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, THE COMPANY GROUP INTERESTS AND THE COMPANY GROUP’S ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS; (B) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY GROUP FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS; (C) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN ACQUISITION OF THE PURCHASED INTERESTS AND AN INVESTMENT IN THE COMPANY GROUP; (D) THE SELLER AND THE COMPANY GROUP HAVE DELIVERED OR MADE AVAILABLE TO THE PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES, AS APPLICABLE, ALL INFORMATION WHICH THE PURCHASER OR ANY SUCH AFFILIATES OR REPRESENTATIVES HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS; (E) IT HAS RELIED SOLELY ON ITS OWN INVESTIGATION AND ANALYSIS AND THE REPRESENTATIONS AND WARRANTIES OF THE SELLER EXPRESSLY CONTAINED IN Article III AND Article IV, THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.03, AND ANY OTHER TRANSACTION DOCUMENT; AND (F) (I) NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE BY THE SELLER OR ANY OTHER PERSON AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND SIMILAR MATERIALS AND INFORMATION, THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ANY AND ALL ESTIMATES, PROJECTIONS, FORECASTS, PLANS, BUDGETS AND OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN DELIVERED OR MADE AVAILABLE TO IT OR ANY OF ITS REPRESENTATIVES AND THE PURCHASER HAS NOT RELIED OR WILL NOT RELY ON SUCH INFORMATION.

Section 5.10 No Other Representations. Notwithstanding anything to the contrary in this Agreement, the Purchaser makes no representation or warranty in any provision of this Agreement, the Disclosure Schedule or otherwise, other than those representations and warranties expressly set forth in this Article V, the certificate delivered pursuant to Section 8.03, and any other Transaction Document.

ARTICLE VI

COVENANTS

Section 6.01 Interim Period Operations.

(a) During the Interim Period, except as set forth in Section 6.01(a) of the Disclosure Schedule, for Emergency Operations, as expressly permitted or required under the terms of this Agreement, as required by Law or any COVID-19 Measures or COVID-19 Response or to comply with (or as permitted by) the terms of any Contract in effect as of the Signing Date or as consented to in writing by the Purchaser (which consent shall not be unreasonably delayed, withheld or conditioned), the Seller shall cause each member of the Company Group to operate the Business in the ordinary course of business, consistent with past practice, and not:

(i) amend any Company Group member’s Organizational Documents;

(ii) (A) effect any recapitalization, reclassification, equity interest split, combination, merger, consolidation, conversion or similar change in the capitalization or organization of any Company Group member, or (B) encumber, purchase, redeem or otherwise acquire or retire for value any Equity Interest of any Company Group member;

(iii) declare, set aside or pay any dividend or other distribution to any Person (other than another member of the Company Group);

(iv) make any payment to the Seller or any of its Affiliates member except (A) in respect of amounts owed to 3 Bear Energy under the Cost Sharing Agreement or the Control Center Agreement, (B) pursuant to any covenants, obligations or closing conditions under this Agreement or (C) payments made between members of the Company Group;

(v) (A) acquire all or substantially all of the assets of any other Person or form any non-wholly owned Subsidiaries or (B) purchase any Equity Interests of, or make any investment in, any Person other than a wholly-owned Subsidiary;

(vi) (A) acquire any asset or enter into any Contracts or (B) amend, terminate or allow the expiration of any Contracts that, in each case of (A) and (B), would reasonably be anticipated to result in the generation of gross income in the aggregate amount of $2,000,000 or more per year that is not “qualifying income” under Section 7704(d) of the Code;

(vii) other than actions taken in the ordinary course of business that will not have the effect of materially increasing the Tax Liability of the Company Group for any period after the Closing, (A) make any settlement of or compromise any Tax Liability, (B) change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, (C) surrender any right to claim a refund of Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(viii) other than in the ordinary course of business or as required on an emergency basis or as necessary for the temporary safety of individuals or the environment, make any capital expenditures (excluding capital expenditures related to Approved Projects) in excess of $1,000,000 individually or $5,000,000 in the aggregate with respect to any Company Group member;

(ix) except as required by applicable Laws, pursuant to any Benefit Plan, or in the ordinary course of business, (A) increase the annual base salary or base wages of any Business Employee employed by any Company Group member, (B) grant any bonus or incentive compensation to any Business Employee employed by any Company Group member, (C) materially increase the coverage or benefits available under any (or create any new) Benefit Plan or any severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan or arrangement made to, for, or with any Business Employee or otherwise amend any such plan or arrangement, or (D) hire any new employees that would be Business Employees, other than: (1) employees that replace Business Employees whose employment is terminated after the Signing Date, and (2) the hiring of up to three new employees as Business Employees, so long as no such individual is hired with base wages in excess of $45 per hour;

(x) other than in the ordinary course of business or as may be required by Law, enter into, adopt, materially amend or terminate any Benefit Plan;

(xi) make any material change to any of the Company Group member’s accounting practices, except as may be required by GAAP or Law;

(xii) liquidate, dissolve or otherwise wind up the affairs of any Company Group member;

(xiii) sell, assign, transfer, lease or otherwise dispose of, directly or indirectly, any (A) Company Group member’s assets that are material to the Business, or (B) material Real Property, in each case, except in the ordinary course of business;

(xiv) mortgage, pledge or subject to a Lien (other than a Permitted Lien) any Company Group member’s assets;

(xv) issue, sell or grant any Equity Interests of any Company Group member, accelerate the vesting of or cause the lapsing of any restrictions with respect to, any option or other equity-based award, or issue any Preferential Right to purchase or subscribe for any of such securities or issue any securities convertible into Equity Interests in any member of the Company Group;

(xvi) compromise or settle any material claim or Action in which such Company Group member is a defendant, except in the ordinary course of business;

(xvii) enter into any Contract that, if in effect as of the Signing Date, would be a Material Contract, or Breach, terminate, waive the performance of any material obligation under or materially amend any Material Contract, in each case, except in the ordinary course of business;

(xviii) incur any Indebtedness that will not be paid off at or prior to the Closing;

(xix) destroy any material Books and Records of any member of the Company Group; or

(xx) agree or commit to take or delegate to any other Person any action described in this Section 6.01(a).

(b) Nothing in this Agreement shall be construed to (i) limit the Seller or the Company Group’s discretion to operate the Business in the ordinary course, consistent with pre-Signing Date business practices, operations and activities, during the Interim Period or (ii) give the Purchaser any ownership rights with respect to the Purchased Interests, the Business or the Company Group’s assets before the Closing.

(c) Section 6.01(c) of the Disclosure Schedule sets forth a list of certain expansion capital projects which have been approved by members of the Company Group which have either commenced prior to the Signing Date or will be commenced by the Company Group during the Interim Period (each individually an “Approved Project” and collectively, the “Approved Projects”). Section 6.01(c) of the Disclosure Schedule sets forth certain information concerning each Approved Project, including the name of the project, the amount of any applicable authorizations for expenditure, budget and forecast at completion. During the Interim Period, the Seller shall, and shall cause the members of the Company Group to, use commercially reasonable efforts to pursue and implement the Approved Projects in accordance with the ordinary course of operations of the Company Group and in accordance with the Material Contracts related to the Approved Projects (or enter into Material Contracts, to the extent not entered into as of the Signing Date) for the construction, completion, and commissioning of the Approved Projects, subject to events or conditions arising during such activities. During the Interim Period, the Seller shall, and shall cause the members of the Company Group to, provide to the Purchaser regular updates (no less frequently than on a monthly basis) concerning the status of the Approved Projects and such other information as reasonably requested by the Purchaser concerning the Approved Projects. For the avoidance of doubt, nothing in the foregoing shall, or shall be deemed to, restrict the Company Group from engaging in activities in response to connection notices from producers under existing connection and dedication agreements, and the Seller shall cause the members of the Company Group to undertake and perform their obligations pursuant to such agreements consistent with past practices.

Section 6.02 Regulatory and Other Approvals.

(a) During the Interim Period, each Party shall cooperate with the other Party and shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Transactions, including (i) making or causing to be made the filings required of such Party or any of its Affiliates by Law with respect to the Transactions, as promptly as is reasonably practicable (and, with respect to the HSR Act, in any event within 10 Business Days after the Signing Date), (ii) cooperating with the other Party and furnishing to the other Party all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) causing the expiration or termination of the notice or waiting periods under the HSR Act and any other Laws with respect to the Transactions as promptly as is reasonably practicable after the Signing Date, (iv) promptly informing the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority with respect to any such filings, and permitting the other Party to review in advance any proposed communication by such Party to any Governmental Authority with respect to any such filings, (v) consulting and cooperating with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any meetings or communications with, or Actions involving, any Governmental

Authority with respect to any such filings, (vi) complying, as promptly as is reasonably practicable, with any requests received from a Governmental Authority by such Party or any of its Affiliates under the HSR Act or any other Laws for additional information, documents or other materials with respect to any such filings and (vii) resolving any formal or informal objections of any Governmental Authority with respect to any such filings or the Transactions.

(b) The Purchaser shall take, and shall cause its Affiliates to take or cause to be taken, all reasonable actions, and do or cause to be done all things, reasonable, necessary, proper and advisable to avoid the entry of, effect the dissolution of and have vacated, lifted, reversed or overturned, as applicable, any Order or Action that would prevent, prohibit, restrict or delay the consummation of the Transactions, in each case, to enable the Closing to occur as expeditiously as possible after the Signing Date and prior to the Outside Date, including contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other Law, Order or Action that would adversely affect the ability of any Party to consummate the Transactions and taking any and all other reasonable actions to prevent the entry, enactment or promulgation thereof, it being acknowledged and agreed by the Purchaser that the Seller shall be under no obligation to take any of the actions contemplated by this Section 6.02(b) with respect to itself or its Affiliates (including any member of the Company Group) and that the absence of any such obligations shall in no way limit the Purchaser’s obligations thereunder.

(c) Notwithstanding anything herein to the contrary, neither the Purchaser nor any of its Affiliates (and including the Business of the Company Group after Closing) shall be required to (each, a “Divestiture Action”): (i) sell or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminate existing relationships, contractual rights or obligations; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations; (v) effectuate any other change or restructuring of the Purchaser or its Affiliates, the Business the assets of the Company Group, or the members of the Company Group; or (vi) otherwise take or commit to take any action that would limit the Purchaser’s or its Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of the Purchaser or its Affiliates’ or any equity interest in any joint venture held by the Purchaser or its Affiliates. Notwithstanding anything herein to the contrary, the Seller shall not be required to cause the Company Group to take (and the Purchaser and the Seller shall not commit the Company Group to take) any Divestiture Action in connection with any of the matters described in this Section 6.02(c), absent the mutual written agreement of the Parties.

(d) Neither Party nor its Representatives shall participate in or agree to participate in any communication or meeting with any Governmental Authority in respect of any filings contemplated by Section 6.02(a) or investigation or other inquiry in connection therewith unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, affords the other Party the opportunity to attend and participate in such communication or meeting. Each Party shall provide the other Party with copies of all correspondence, whitepapers and communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, in respect of any filings contemplated by Section 6.02(a) or investigation or other inquiry in connection therewith with respect to the Transactions. Notwithstanding anything to the contrary in this Section 6.02, (i) each Party may redact from any materials provided to the other Party pursuant to this Section 6.02 any references to the valuation of the Purchased Interests or any information governed by the attorney-client privilege, the work product doctrine or any similar privilege and (ii) each Party may, as it determines is reasonably necessary, designate competitively sensitive material provided to the other Party pursuant to this Section 6.02 as “Outside Counsel Only,” which materials and the information contained therein shall be provided only to the receiving Party’s outside legal counsel and shall not be disclosed by such outside counsel to any of the receiving Party’s directors, officers, employees or members without the prior written consent of the disclosing Party.

(e) The Purchaser shall pay all of the filing fees required to be paid in connection with the filings contemplated by this Section 6.02.

Section 6.03 Access.

(a) During the Interim Period, provided that the Purchaser is not in Breach of this Agreement, the Seller shall provide the Purchaser and its Affiliates and Representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to the Books and Records and the Company Group’s assets and properties as the Purchaser may from time to time reasonably request in writing, in each case, only to the extent that such access (i) will not unreasonably interfere with the Business or any health, safety or security rules, regulations, requirements or instructions of the Seller, the Company Group or any of their respective Affiliates and (ii) is reasonably related to the Purchaser’s obligations and rights under this Agreement; provided, however, that (A) the Seller shall be entitled to have its Representatives present for any communication with or access to the Books and Records, the Business Employees and the Company Group’s assets and properties, (B) the Purchaser shall, and shall cause its Affiliates and Representatives to, observe and fully comply with all health, safety and security rules, regulations, requirements and instructions of the members of the Company Group and their respective Affiliates, as applicable, including any limitations on access or related activities that any member of the Company Group reasonably determines, in light of the COVID-19 Pandemic or any COVID-19 Measures, would jeopardize the health and safety of any member of the Company Group or any of its Affiliates and (C) neither the Purchaser nor any of its Affiliates or Representatives shall conduct any on-site environmental site assessment, compliance evaluation or investigation with respect to the Business or the Company Group’s assets or properties without the Seller’s prior written consent (which consent may be provided, conditioned, delayed or withheld in the Seller’s reasonable discretion) and without reasonable consultation with the Seller with respect to any such activity. In no event shall the Purchaser or any of its Affiliates or Representatives conduct any subsurface investigation or other form of sampling or testing of any environmental media.

(b) Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates or Representatives shall have any right of access to, and neither the Seller, the Company Group, the Business Employees, nor any of their respective Affiliates or Representatives, shall have any obligation to provide, (i) any information relating to (A) the sale or divestiture process conducted by the Seller or its Affiliates for the Company Group vis-à-vis any Person other than the Purchaser and its Affiliates or (B) the Seller’s or its Affiliates’ (or their respective Representatives’) evaluation of the business of the Company Group in connection therewith, including, in each case, any projections, financial and other information related thereto; (ii) any information that constitutes or contains any trade secrets, proprietary information, know-how or inventions; or (iii) any information, the disclosure of which could or would (A) jeopardize any privilege (including attorney-client or work product privilege), as determined in the Seller’s sole discretion, (B) cause the Seller, any member of the Company Group or any of their respective Affiliates to Breach any fiduciary duty, confidentiality obligation or Contract or (C) result in a violation of Law. Neither the Purchaser nor any of its Affiliates or Representatives shall contact or hold discussions with any suppliers, vendors, distributors, customers, joint venture partners, sales team members or other employees of the Seller or any of its Affiliates (including any member of the Company Group) without the prior written consent of the Seller (which consent may be provided, conditioned, delayed or withheld in the Seller’s sole discretion, including by conditioning any such consent on the participation by one or more Representatives of the Seller or its Affiliates, designated in advance by the Seller, in any such discussions). In exercising its rights under this Section 6.03, the Purchaser and its Affiliates and Representatives shall not unreasonably interfere with the conduct of the Business or the business of the Seller or any of its Affiliates.

(c) If, at any time, the Seller believes that any Affiliate or Representative of the Purchaser has not complied with the policies and procedures in this Section 6.03, then the Seller may immediately terminate such person’s access. The Purchaser releases, and shall indemnify and hold harmless, the Seller, the Company Group members and their respective Affiliates from and against all damages that arise out of or result from any of the Purchaser’s and its Representatives’ site visits and access to any property of the Company Group, except to the extent arising from or relating to the gross negligence or willful misconduct of any Company Group member or its officers, directors, employees, contractors, subcontractors, agents or representatives.

(d) The Purchaser and each of the Purchaser’s Affiliates or Representatives exercising the rights of access set forth in this Section 6.03 shall carry commercial general liability insurance (on an occurrence basis) insuring all activity and conduct of the Purchaser and the Purchaser’s Affiliates and Representatives while exercising rights of access set forth in this Section 6.03 and naming the Seller and each member of the Company Group as additional insureds. The Purchaser hereby represents and warrants that it carries commercial general liability insurance with contractual liability endorsement which insures the Purchaser’s indemnity obligations under this Section 6.03. At the Seller’s request, the Purchaser will provide or cause the Purchaser’s Representatives to provide the Seller with written evidence, satisfactory to the Company, of the insurance required under this Section 6.03.

Section 6.04 Certain Agreements Regarding COVID-19. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser expressly acknowledges and agrees that (a) any reasonable action taken or omitted to be taken by any member of the Company Group in connection with, relating to or in response to the COVID-19 Pandemic (including any such action or inaction that may be outside the ordinary course of business and including any COVID-19 Response) and (b) any COVID-19 Responses shall not, directly or indirectly, (i) be deemed to be, and shall not be, a Breach of any provision of this Agreement (including Section 7.01 and Section 7.02), (ii) require the consent of the Purchaser, (iii) serve as a basis for Purchase to terminate this Agreement or assert that any of the conditions to the Closing herein have not been satisfied or (iv) otherwise impact any of the Purchaser’s obligations under this Agreement, including the Purchaser’s obligation to consummate the Transactions.

Section 6.05 Confidentiality Agreement.

(a) Subject to Section 6.10, each Party shall, and shall cause its Affiliates and direct its Representatives to, hold in confidence all information received by or made available to such Party or any of its Affiliates or Representatives pursuant to this Agreement or the other Transaction Documents, including the terms and provisions hereof and thereof, in accordance with the terms and conditions of the Confidentiality Agreement, which shall continue in full force and effect pursuant to the terms thereof until, and shall terminate upon, the Closing. All such information shall constitute “Confidential Information” as such term is defined in the Confidentiality Agreement.

(b) Until the second anniversary of the Closing Date, the Seller shall hold in confidence, and shall cause its Affiliates to hold in confidence, all proprietary and confidential documents and information of or concerning the Business and the assets of the Company Group, unless disclosure of such information (i) is requested or required by applicable Law or in connection with any Action, including pursuant to any judicial, administrative or governmental process or in connection with a route examination by any Governmental Authority; (ii) is made in the exercise of any rights or remedies under this Agreement or any of the other Transaction Documents or (iii) is made to a Representative of the Seller or such Affiliate to the extent necessary for any legal, accounting, tax or regulatory matters relating to the Seller or such Affiliate. Notwithstanding the foregoing, the restrictions on disclosure set forth in this Section 6.05(b) shall not apply to any such information that (A) is or becomes generally available to the public (or becomes generally known within the industry) other than as a result of the disclosure of any such information by the Seller, its Affiliates or its or their respective Representatives in violation of this Section 6.05(b) or (B) was acquired by the Seller or any of its Affiliates from sources other than those related to its prior ownership of the Company Group.

Section 6.06 Insurance. From and after the Closing, neither the Seller nor any of its Affiliates shall have any obligation of any kind to maintain any form of insurance covering the Business, the Company Group or the Company Group’s assets or properties, and the Purchaser shall be responsible for securing (or causing its Affiliate to secure) any and all insurance it deems appropriate for the operation of the Business and the Company Group’s assets and properties.

Section 6.07 Indemnification of Directors and Officers.

(a) Until the sixth anniversary of the Closing Date, unless prohibited by Law, the Purchaser shall cause the members of the Company Group to continue to honor their respective obligations (in accordance with the terms of their respective Organizational Documents in effect as of the Signing Date) with respect to the exculpation and indemnification of, and the advancement of expenses to, any current or former directors, officers, managers or members of the Company Group as of the Closing Date (collectively, the “Covered Persons”) arising or resulting from any actions or omissions of any such Covered Persons at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions).

(b) Prior to the Closing Date, the Seller shall cause the Company Group to obtain “tail” insurance policies, effective as of the Closing Date, to extend the liability coverage of all existing directors’ and officers’ insurance policies and fiduciary and employment practices insurance policies for the Covered Persons (collectively, “D&O Insurance”), in each case (i) with a claims reporting or discovery period of at least six years from and after the Closing Date, (ii) from an insurance carrier with the same or better credit rating as the insurance carrier(s) providing D&O Insurance immediately prior to the Closing Date and (iii) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Covered Persons as the D&O Insurance immediately prior to the Closing Date with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the Transactions). The Purchaser (or its designated Affiliate) shall bear the cost of obtaining the D&O Insurance.

(c) In the event any member of the Company Group or any of such member’s successors or assigns consolidates or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or converts into any other Person or transfers all or substantially all of its assets to any Person, then, in each such case, the Purchaser shall cause such members of the Company Group to take all necessary actions to ensure such member’s successors and assigns assume the obligations set forth in this Section 6.07; provided, that neither the Purchaser nor any member of the Company Group shall be relieved from such obligations. In addition, neither the Purchaser nor any member of the Company Group shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Purchaser or such member unable to satisfy its obligations under this Section 6.07(c).

(d) Until the sixth anniversary of the Closing Date, the Purchaser shall not, and shall cause the members of the Company Group to not, terminate or modify any of their respective obligations under this Section 6.07 in any manner that could or would adversely affect any of the Covered Persons without the prior written consent of such Covered Person(s). The Purchaser acknowledges and agrees that each of the Covered Persons is intended to be a third party beneficiary of this Section 6.07 with full rights of enforcement as if such Covered Person is a party to this Agreement. The rights of each Covered Person under this Agreement shall be in addition to any other rights such Covered Person may have under the Company Group’s Organizational Documents in effect as of the Signing Date, under any and all indemnification Contracts of or entered into by the Company Group and at Law and in equity.

Section 6.08 Books and Records.

(a) From and after the Closing, the Purchaser shall be entitled to the Books and Records in the Seller’s possession or control. For purposes of Section 6.03 and this Section 6.08(a), “Books and Records” shall be deemed to not include, and the Seller and its Affiliates shall be entitled to retain, (i) any U.S. federal, state and local income and franchise Tax Returns, (ii) any Books and Records that are not related primarily to the Business, the Company Group, the Company Group’s assets or properties or the Purchased Interests or that pertain to the Seller’s or any of its Affiliate’s other businesses, assets, properties or operations and (iii) documents subject to legal privilege (such as the attorney-client privilege or work product doctrine) pursuant to Section 12.16.

(b) From and after the Closing, (i) the Purchaser shall, and shall cause its Affiliates (including the Company Group) to, preserve in accordance with bona fide recordkeeping policies, and, upon the Seller’s request, make available to the Seller (and its designees) and afford the Seller (and its designees) the right, at the Seller’s expense, to take extracts from and to make copies of, any and all Books and Records that relate to any period that includes or precedes the Closing Date, including any Books and Records required (A) by the Seller to prepare or file any Tax Return, (B) in connection with any audit or similar Action involving the Seller or any of its Affiliates or (C) to enable the Seller to comply with its covenants and obligations under this Agreement and the other Transaction Documents and (ii) the Purchaser shall not, and shall not permit any of its Affiliates (including the Company Group) or any other Person to, destroy any Books and Records until the later of (A) seven years following the Closing or (B) the expiration of the applicable statute of limitations for the assessment of Taxes in the jurisdictions to which such Books and Records relate, and, thereafter, no such Books and Records shall be destroyed without first advising the Seller in writing and affording the Seller a reasonable opportunity to obtain possession or make copies of such Books and Records at the Seller’s expense.

Section 6.09 Seller Marks. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not acquire or otherwise be entitled to, and no member of the Company Group shall retain, any right, title, interest, license or any other right whatsoever to use any of the Seller Marks set forth in Section 6.09 of the Disclosure Schedule. The Purchaser shall, as promptly as practicable, but in any event within 90 days after the Closing Date (the “Removal Deadline”), eliminate and remove (or cause to be eliminated and removed) any and all of the Seller Marks from the Company Group’s assets and properties and the Purchaser shall amend the Company Group’s Organizational Documents and make the necessary filings with the Secretary of State of the State of Delaware and the State of New Mexico, as applicable, to change the legal or business name of each Company Group members to a name that does not include “3 Bear” or other similar identifiers or any abbreviation, derivation or extension thereof and that is satisfactory to the Seller. From and after the Removal Deadline, the Purchaser shall not, and the Purchaser shall cause its Affiliates not to, use any of the Seller Marks in connection with the Business, the Company Group’s assets or properties or otherwise; provided, however, that from and after the Closing Date, the Purchaser shall not, and shall cause its Affiliates not to, send or cause to be sent to any Person any correspondence or other materials containing any of the Seller Marks.

Section 6.10 Public Announcements. The Parties shall consult with each other prior to issuing any publication or press release of any nature with respect to this Agreement, the other Transaction Documents or the Transactions and shall not make or issue, or cause to be made or issued, any such publication or press release without the prior written consent of the other Party except to the extent, but only to such extent, that, in the opinion of the Party issuing such publication or press release, such announcement or statement may be required by Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such publication or press release shall use its reasonable best efforts to consult in good faith with the other Party before issuing any such publication or press release and shall reasonably cooperate in good faith with the other Party with respect to the timing, manner and content of such disclosure. Additionally, the Purchaser or its Affiliates shall be permitted in the context of public or private financing or otherwise to disclose prior to the Closing, in the Purchaser’s or its Affiliates’ reasonable discretion, the details of and information regarding the Transactions and the Business to securities regulators and stock exchanges, its advisors (including underwriters and their counsel), financial institutions, potential investors, and their respective advisors and analysts, and the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise; provided, however, that, with respect to any such proposed disclosure that would name any of the Blackstone Persons, the Purchaser or Affiliate thereof proposing to make such disclosure shall use its reasonable best efforts to consult in good faith with the Seller before making such disclosure and shall reasonably cooperate in good faith with the Seller with respect to the timing, manner and content of such disclosure.

Section 6.11 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at either Party’s written request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation and provide such materials and information and take such other actions as such Party may reasonably request in writing in order to consummate the Transactions.

Section 6.12 Continuing Employees.

(a) For a period of at least 12 months following the Closing Date (the “Benefit Period”), the Purchaser shall, or shall cause its Affiliate to (which Affiliate may include a member of the Company Group or successor thereto or Subsidiary thereof for periods on and after the Closing Date for purposes of this Section 6.12), provide each Continuing Employee with (i) a base salary or hourly base wage, as applicable, that, in each case, is no less favorable than the base salary or hourly base wage set forth with respect to such Continuing Employee in the Employee Disclosure Schedule and (ii) employee benefits under the employee benefit plans of the Purchaser or its Affiliate (collectively, the “Successor Benefit Plans”) and target bonus opportunities and other incentive compensation opportunities (including equity-based compensation) that are no less favorable than the employee benefits provided to the Purchaser’s or its Affiliate’s similarly situated employees as of the Closing Date. The Purchaser agrees to pay (or shall cause one of its Affiliates, as applicable (including the members of the Company Group following the Closing) to pay) the Continuing Employees bonus compensation for 2022 which shall include (A) a pro rata portion from January 1, 2022 through the Closing Date which shall be as set forth in a supplement to the Employee Disclosure Schedule delivered by the Seller prior to the Closing Date and shall not exceed the applicable amounts included in Indebtedness and (B) a pro rata portion (from the Closing Date until December 31, 2022) of the bonus compensation such Continuing Employees would be entitled to receive under the Purchaser’s or its Affiliates’ standard bonus compensation plan.

(b) If any Continuing Employee’s employment is terminated without Cause during the Benefit Period or if any Continuing Employee resigns from employment during the Benefit Period following (i) the relocation, without such Continuing Employee’s consent, of such Continuing Employee’s principal place of employment by more than 50 miles from the location of such Continuing Employee’s principal place of employment immediately prior to the Closing Date or (ii) the material diminution of such Continuing Employees duties, authorities or compensation as compared to his or her duties, authorities or compensation immediately prior to the Closing Date, the Purchaser shall, or shall cause its Affiliate to, provide severance compensation to such Continuing Employee that is equal to or greater than the severance compensation described in Section 6.12(b) of the Disclosure Schedule, after taking into account (x) such Continuing Employee’s base salary or hourly wage rate, as applicable, in effect immediately prior to the Closing Date or such Continuing Employee’s base salary or hourly wage rate, as applicable, in effect as of the termination date, whichever is greater, and (y) the aggregate service credited to such Continuing Employee as of the termination date (which shall include all service recognized under Section 6.12(c), all service with the Purchaser or its Affiliate, as applicable, following the Closing Date, and any other amount as may be required by Law). Any portion of the severance compensation described in this Section 6.12(b) that is payable in cash shall be paid to the Continuing Employee within 60 days following such Continuing Employee’s termination date, subject to the timely execution by such Continuing Employee of a waiver and release in the form provided by the Purchaser, which form shall: (i) include a complete release of all claims against the Seller and its Affiliates (to the fullest extent claims may be released by applicable Law); and (ii) be in a form reasonably acceptable to the Seller.

(c) With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate to, cause the applicable Successor Benefit Plan to credit each Continuing Employee for all purposes, including eligibility, vesting and benefit determination, with the service that is credited under the corresponding Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date (including service with predecessor employers, to the extent such service is credited under such Benefit Plan); provided, however, that the Successor Benefit Plan may exclude any such prior service credit that would result in a duplication of benefits. With respect to each Continuing Employee who begins to participate in a Successor Benefit Plan, the Purchaser shall, or shall cause its Affiliate to, cause (i) each such Continuing Employee to be eligible to participate in the applicable Successor Benefit Plans which provide medical, dental, prescription drug or vision benefits without any waiting periods or any pre-existing condition exclusions and without regard to any evidence of insurability, actively-at-work or similar requirements and (ii) credit to be given for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by each Continuing Employee and such Continuing Employee’s eligible dependents under a comparable Benefit Plan in which such Continuing Employee participates immediately prior to the Closing Date and during the plan year of such Successor Benefit Plan in which the Closing Date occurs. The Purchaser shall, or shall cause its Affiliate to, recognize and credit each Continuing Employee with the vacation time, sick leave, paid time off and other leave accrued by such Continuing Employee as of immediately prior to the Closing Date.

(d) As of the Closing, the Seller shall waive any non-competition obligations or any other restrictive covenant obligation of any Continuing Employee that arise pursuant to any employment or other agreement between any Continuing Employee and the Seller or any Affiliate of the Seller that would otherwise prevent or restrict in any way such Continuing Employee from performing his or her post-Closing obligations or responsibilities (as they may exist from time to time as determined by the Purchaser or an Affiliate in its sole discretion) to or for the Purchaser or its Affiliates.

(e) This Section 6.12 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.12, express or implied, shall confer upon any other Person any legal or equitable or other rights (including as a third party beneficiary) or remedies of any nature whatsoever under or by reason of this Section 6.12. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any Benefit Plan, program, agreement or arrangement (including any benefit plan of the Purchaser or its Affiliates); (ii) shall alter or limit the Purchaser’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement of the Purchaser or its Affiliates; or (iii) is intended to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 6.13 Casualty Loss. If, during the Interim Period, any property or assets of a member of the Company Group are damaged by an Event of Loss or are taken by a Governmental Authority by exercise of the power of eminent domain, (each, a “Taking”), then the following provisions of this Section 6.13 shall apply:

(a) Following the occurrence of (i) an Event of Loss, if the aggregate costs to restore, repair or replace the property or assets of a member of the Company Group subject to such Event of Loss to a condition reasonably comparable in all material respects to their condition as of the Signing Date, such amount pursuant to this clause (i) to be determined by mutual agreement of the Parties, or, absent such agreement, by an independent third party appraiser or other qualified expert selected by the Seller and reasonably acceptable to the Purchaser (collectively, “Restoration Costs”) or (ii) any Taking, if the value of the property subject to such Taking, less any condemnation award received by the Purchaser or its Affiliates (including the Company Group), such amount pursuant to this clause (ii) to be determined by mutual agreement of the Parties, or, absent such agreement, by an independent third party appraiser or other qualified expert selected by the Seller and reasonably acceptable to the Purchaser (collectively, the “Condemnation Value”), is, in the aggregate, less than or equal to an amount equal to 2% of the Base Purchase Price, there shall be no effect on the Transactions, including for purposes of the Closing conditions and the indemnification and termination provisions in this Agreement, except that, at the Closing, if not otherwise previously paid over or assigned to the affected member of the Company Group, the Seller shall (A) pay or cause to be paid to the affected member of the Company Group all sums received by the Seller or any of its Affiliates as of the Closing Date from third parties in respect of such Event of Loss or Taking, including property damage insurance proceeds (net of any such amounts expended by the Seller or any of its Affiliates prior to the Closing in furtherance of completing any related repair, restoration or replacement) or condemnation awards and (B) assign, transfer and set over unto such affected member all of the right, title and interest of the Seller or any of its Affiliates in and to any claims against, or unpaid proceeds or other payments from, third parties in respect of such Event of Loss or Taking.

(b) Subject to the Purchaser’s termination right set forth in Section 6.13(d), upon the occurrence of an Event of Loss or Taking involving aggregate Restoration Costs and a Condemnation Value in excess of an amount equal to 2% of the Base Purchase Price (a “Major Loss”), the Seller shall have, in the case of a Major Loss relating solely to an Event of Loss, the option, exercised by notice to the Purchaser, to restore, repair or replace the damaged assets or properties prior to the Closing to a condition reasonably comparable in all material respect to their condition as of the Signing Date. If the Seller elects to so restore, repair or replace such assets or properties relating to a Major Loss, which election shall be made by notice to the Purchaser prior to the Closing Date and as soon as reasonably practicable following the occurrence of such Major Loss, the Seller shall complete or cause to be completed prior to the Closing, as a condition to the Purchaser’s obligation to consummate the Closing, the repair, replacement or restoration of the damaged assets or property to a condition reasonably comparable in all material respects to their condition as of the Signing Date, and the Closing Date and the Outside Date shall be postponed for a period not in excess of 90 days until the amount of time reasonably necessary to enable the Seller to complete the restoration, repair or replacement of such property or assets as reasonably agreed between the Parties has elapsed. If the Seller elects not to restore, repair or replace the property or assets affected by a Major Loss, or such Major Loss is the result, in whole or in part, of one or more Takings, or is otherwise not capable of being restored, repaired or replaced, the provisions of Section 6.13(c) shall apply.

(c) Subject to the Purchaser’s termination right set forth in Section 6.13(d), in the event that (i) the Seller elects not to restore, repair or replace such assets or properties relating to a Major Loss, (ii) the Seller, having elected to repair, replace or restore such assets or properties, fails to cause such repair, replacement or restoration to be completed within the period of time agreed upon by the Parties pursuant to or as otherwise required by Section 6.13(d), (iii) a Major Loss occurs that is not otherwise capable of being restored, repaired or replaced, then, in each case, the Parties shall, within 30 days following the occurrence of such event, adjust the Base Purchase Price by the aggregate Restoration Cost or Condemnation Value related thereto, less the costs of any amounts expended by or on behalf of the Seller or its Affiliates prior to the Closing which were meaningful to repair, replace or restore such assets or property, and proceed to the Closing.

(d) In the event that the aggregate Restoration Costs or Condemnation Value, as applicable, with respect to an Event of Loss or Taking equals an amount in excess of 20% of the Base Purchase Price, then each Party shall have the right to terminate this Agreement by providing written notice to the other Party not later than 10 Business Days after the determination of such Restoration Costs or Condemnation Value. If neither Party timely elects to terminate this Agreement pursuant to the immediately preceding sentence, then the Base Purchase Price shall be reduced by an amount equal to such Restoration Costs or Condemnation Value, as applicable, and the Parties shall proceed to the Closing.

Section 6.14 R&W Policy. The Purchaser shall bind the R&W Policy as of the Signing Date. The Purchaser shall cause the R&W Policy to (a) name the Purchaser as the insured, (b) insure the Purchaser from any breach, or any failure to be true, of the representations and warranties given by the Seller under this Agreement and (c) expressly provide that (i) the insurer(s) issuing the R&W Policy shall waive or otherwise not pursue any subrogation, contribution, or other rights against the Seller or any of its Affiliates or any of their respective Representatives, except in the case of Fraud by such Person, (ii) the Fraud of any Person(s) shall not be imputed to any other Person(s), (iii) the Seller, its Affiliates, and their respective Representatives are express third-party beneficiaries of the foregoing waiver of subrogation and (iv) the R&W Policy shall not be amended, modified, or otherwise changed in a manner adverse to the Seller or any of its Affiliates or any of their respective Representatives without the prior written consent of the Seller. From and after the Signing Date, the Purchaser shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. The Purchaser shall satisfy, or cause to be satisfied, all conditions to the issuance of the R&W Policy set forth in the R&W Binder that require or contemplate performance by the Purchaser or its Affiliates (or the satisfaction of which are under the reasonable control of the Purchaser or its Affiliates), including the obligation to issue a no claims declarations and timely pay, or cause to be paid, all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of the R&W Policy.

Section 6.15 Non-Competition Restrictions

(a) For a period of one year from and after the Closing Date, the Seller agrees that it shall not, and shall not permit any of the Seller’s Affiliates to:

(i) engage in the business of developing, constructing, selling, owning, maintaining or operating any midstream oil and gas infrastructure that is the same as or similar to infrastructure owned by the Company Group as of the Closing or within the 12 months prior thereto anywhere within Eddy and Lea Counties, New Mexico (such area, the “Competitive Area”) or perform management, executive or supervisory functions with respect to, join, control, or render material services to any business or Person that engages in such business; or

(ii) induce, or attempt to induce, any Person that is a current customer or supplier of any Company Group member as of the Closing Date to cease doing business with the Purchaser or any of its Affiliates or any of the Company Group members, in each case in the Competitive Area and with respect to the Business; and

(b) For a period of two years from and after the Closing Date, the Seller agrees that it shall not, and shall not permit any of the Seller’s Affiliates to, solicit for employment or employ any Person who is then known by the Seller to be an employee of, or who primarily provides services to, any member of the Company Group (“Restricted Person”), or encourage any such employee to terminate his or her employment with the Purchaser or any Affiliate of the Purchaser, including the Company Group; provided, that the foregoing shall not prohibit the Seller or its Affiliates from (i) making general employment solicitations, such as through advertisements in publicly available media or through the efforts of a search firm or hiring anyone who responds to such general solicitations, in each case so long as such solicitations, advertisements or search firms do not specifically target any Restricted Person, or (ii) soliciting, hiring or otherwise engaging any Restricted Person following the involuntary termination of his or her employment with the Company Group, as applicable.

(c) The Seller acknowledges that a breach or threatened breach by the Seller of any of the covenants set forth in this Section 6.15 may not be reasonably or adequately compensated in damages in an action at law, and that the Purchaser or its Affiliates will be entitled to obtain, among other remedies, injunctive relief, which may include, but will not be limited to (1) restraining the Seller or its Affiliates from engaging in any action that would constitute or cause a breach or violation of this Section 6.15, and (y) obtaining specific performance to compel the Seller or its Affiliates to perform its obligations and covenants hereunder. Nothing herein contained shall be construed as prohibiting the Purchaser or any of its Affiliates from pursuing any other remedy available to it for such breach or threatened breach.

Section 6.16 Data Room Documentation. As promptly as practicable after the Signing Date (but not to exceed five Business Days after the Closing Date), the Seller shall, at the Purchaser’s expense, authorize and instruct Datasite to copy to DVDs (or unencrypted electronic flash drives) all documents posted to the Data Room as of the Singing Date in the same manner as such documents are set forth in the Data Room and deliver five (5) copies of such DVDs (or unencrypted electronic flash drives) to the Purchaser.

Section 6.17 Termination of Affiliated Contracts. Except as set forth in Section 6.17 of the Disclosure Schedule, prior to the Closing, the Seller shall, and shall cause its Affiliates and the Company Group to terminate any Affiliated Contracts and provide evidence of the same to the Purchaser.

Section 6.18 Cooperation with Respect to Financing and SEC Filing Requirements.

(a) For the avoidance of doubt, during the Interim Period and until the second anniversary of the Closing Date, the Seller shall (and shall cause the Company Group during the Interim Period to) provide such reasonable cooperation as may be reasonably requested by the Purchaser in writing with respect to preparation, at the Purchaser’s sole cost and expense, of such other financial information in such form and for such periods as may be required pursuant to the requirements of applicable state and U.S. federal securities Laws (including pursuant to the requirements of Regulation S-X of the SEC affecting either the Purchaser or the Purchaser’s Affiliate if also a Registrant) relating to the Purchaser’s acquisition of the Purchased Interests.

(b) As may be reasonably requested by the Purchaser in writing at the Purchaser’s sole cost and expense, the Seller shall use commercially reasonable efforts to deliver to the Purchaser all of the Required Information described in clauses (a) and (b) of the definition thereof as promptly as reasonably practicable whether it is before or after the Closing Date in the form that will, contemporaneous with completion of applicable post-report and subsequent review consent procedures by the PCAOB-Registered Firm that audited the Acquired Business’s financial statements described in the definition of Required Information in clause (a), be included in the applicable SEC filings of the Purchaser (or the Purchaser’s Affiliate, if also a Registrant) on Form 8-K or in a Registration Statement or related offering, or included in a 144A private placement offering, to be accompanied (where applicable) by the PCAOB-Registered Firm’s duly issued consent to the inclusion of their auditor’s report(s) (or, when such SEC filing does not occur contemporaneous with the Closing Date, where such consent is expected to be issued after Closing, as appropriate, contemporaneous with the filing of the Required Information pursuant to clause (a) in an SEC filing (or offering, as applicable) of the Purchaser or the Purchaser’s Affiliate, if also a Registrant), except that if the Purchaser or the Purchaser’s Affiliate (if also a Registrant) must file the Required Information described in clauses (a) and (b) of the definition thereof as part of a Registration Statement pursuant to Regulation S-X Rule 3-05, or furnish same or similar pursuant to a 144A private placement offering, within 75 days prior and up to the Closing Date (whether or not such Registration Statement is declared effective prior or up to the Closing Date), then the Required Information described in clauses (a) and (b) of the definition thereof will be revised accordingly (as prescribed in clause (c) of the definition of “Required Information”) will be due no earlier than 90 days prior to the Closing Date, and no later than 15 days prior to the Anticipated Registration Date, subject to requirements to update for “stale” Required Information, in which case such updates (as prescribed in clause (c) of the definition of “Required Information”) will be delivered by the Seller prior to the Closing.

(c) Subsequent to the Closing Date, upon the Purchaser’s reasonable written request, the Seller shall use commercially reasonable efforts, at the Purchaser’s sole cost and expense, to provide the Required Information set forth in clause (d) of the definition thereof on the earlier of (i) 45 days after the Closing Date and (ii) (A) if the Closing Date occurs prior to October 1 of any calendar year, 45 days prior to the date by which the Purchaser is required to file its first post-Closing Date Quarterly Report on Form 10-Q, or (B) if the Closing Date occurs subsequent to October 1 of any calendar year, 75 days prior to the date by which the Purchaser is required to file their first post-Closing Date Annual Reports on Form 10-K.

(d) Subsequent to the Closing Date, at the Purchaser’s sole cost and expense, (i) the Seller will use commercially reasonable efforts to assist in the preparation of unaudited condensed consolidated financial statements for the period described in clause (d) of the definition of “Required Information”, including by using commercially reasonable efforts to provide sufficient assistance and information to enable a PCAOB-Registered Firm to perform a review on such financial statements pursuant to PCAOB Auditing Standard 4105, Reviews of Interim Financial Information, if required by the Purchaser’s auditors or pursuant to SEC or other compliance requirements, such that the completed and reviewed (if required) unaudited consolidated financial statements are available to meet PCAOB audit (or auditor) or SEC requirements of the Purchaser or the Purchaser’s Affiliate (if also a Registrant), as appropriate, at least 15 days prior to the corresponding filing or compliance due date; and (ii) the Seller will use commercially reasonable efforts to provide assistance and information required to substantiate the Closing Date balance sheet and to assist in the timely completion of the Purchaser’s audit thereof, as well as to provide assistance and information necessary for the Purchaser to perform valuations and purchase price allocations required under FASB Accounting Standards Codification business combinations guidance, until completed.

(e) During the Interim Period, the Seller shall use commercially reasonable efforts to provide, shall cause the Company Group and its and their respective officers, directors and employees to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to direct its and the Company Group’s respective accountants, legal counsel and other representatives to use their commercially reasonable efforts to provide, in each case at the Purchaser’s sole expense, all cooperation reasonably requested by the Purchaser that is necessary or customary in connection with the arrangement of any debt or equity financing in connection with the acquisition of the Company Group by the Purchaser (a “Financing”), including by using commercially reasonable efforts to (i) cause management of the Company Group to participate in a reasonable number of requested meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with a Financing, in each case with reasonably appropriate seniority and expertise and upon reasonable advance notice and at mutually agreeable dates, times and locations (including direct contact between members of senior management of the Company Group, on the one hand, and of the arrangers, underwriters, prospective lenders, investors or purchasers (the “Financing Sources”), on the other hand), (ii) provide reasonable and customary assistance with the preparation of (A) investor presentations, offering memoranda or other similar documents (including versions of such memoranda or presentations that do not contain material non-public information) for any portion of a Financing, (B) materials for rating agency presentations and (C) the definitive agreements with respect to a Financing, including assistance with the preparation of schedules thereto, in each case by providing such pertinent information as may be reasonably requested by the Purchaser and to the extent reasonably available to the Seller, (iii) request that the present and former independent accountants for the Seller provide reasonable assistance to the Purchaser in connection with a Financing consistent with their customary practice (including requesting the provision of accountants’ comfort letters and consents from such independent accountants to the extent required by the definitive agreements with respect to a Financing), (iv) cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and (v) provide such other customary documents and financial and pertinent information regarding the Company Group as may be reasonably requested by the Purchaser, including customary authorization and representation letters.

(f) Notwithstanding the foregoing, none of the Seller, any Company Group member or any of their respective Affiliates and Representatives shall (i) be required to pay any commitment or other similar fee; (ii) have any liability or obligation under any definitive agreement with respect to the Financing until the Closing occurs; (iii) be required to take any action that will (A) conflict with or violate any Laws, or Orders or result in the contravention of, or that would reasonably be expected to result in a Breach of, or default under, any material contract to which the Seller or any member of the Company Group is a party or (B) unreasonably interfere in any material respect with the business or operations of the Seller or the Company Group; or (iv) be required to (A) pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to any Financing that is not contingent on the Closing or that would be effective prior to the Closing (except for customary representation and authorization letters) or (B) provide or cause its legal counsel to provide any legal opinions. None of the Seller, any Company Group member or any of their respective directors, managers, officers, employees or representatives shall be required to make any representation, warranty or certification which the Company has determined in good faith that such representation, warranty or certification is not true. Whether or not the Closing occurs, the Purchaser shall indemnify and hold harmless the Seller, each of the Company Group members and each of their respective Affiliates and Representatives, from and against any and all Liabilities or Losses suffered or incurred by them in connection with the arrangement of the Financing, any cooperation provided pursuant to this Section 6.18 and any information utilized in connection therewith (other than, in each case, to the extent such Liabilities or Losses are suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of the Seller, any Company Group member or any of their Affiliates or Representatives). Additionally, whether or not the Closing occurs, the Purchaser shall, promptly upon written request by the Seller, reimburse such Persons for all reasonable and documented out-of-pocket costs, fees and expenses (including all reasonable and documented out-of-pocket attorneys’ fees and expenses) to the extent such costs, fees and expenses are incurred by the Seller, any Company Group member or any of their respective Affiliates or Representatives, in connection with any such Person complying with the obligations under this Section 6.18.

(g) At or as promptly as commercially reasonable following the Closing, the Seller shall, at the Purchaser’s sole cost and expense, provide to Purchaser audited financial statements as of and for the year ended December 31, 2021 prepared in accordance with GAAP and audited in accordance with auditing standards of the PCAOB by a PCAOB-Registered Firm (the “PCAOB-Audited Financial Statements”), provided that the PCAOB-Audited Financial Statements shall present fairly in all material respects the financial condition and results of operations and cash flows of the Acquired Business as of the dates thereof and for the period covered thereby and the accompanying auditor’s report shall be unmodified, except for qualifications to exclude any requirements for opining on, or the Acquired Business having, effective internal controls.

Section 6.19 Title Policies. The Purchaser, at its sole cost and expense, may procure owner’s title insurance policies (the “Title Policies”) from a title company chosen by the Purchaser (the “Title Company”) with respect to the Real Property insuring title or leasehold interest (as applicable). If the Purchaser requests extended coverage policies or any endorsements to the Title Policies, the Purchaser shall also be responsible for the cost of such extended coverage and endorsements and the delivery of any documentation required by the Title Company in connection with the issuance of such extended coverage and endorsements (including surveys or zoning reports), however, the Seller shall cause the Company Group to deliver reasonable and customary documentation required by the Title Company in connection therewith as described below. At the Purchaser’s reasonable written request and sole cost and expense, during the Interim Period, the Seller shall cause the Company Group to reasonably cooperate with and assist the Purchaser with any reasonable request in the Purchaser’s efforts to obtain the Title Policies and shall execute and deliver to the Title Company such affidavits, certificates and other documentation as are customary and reasonably requested to cause the Title Company to issue an ALTA Extended Coverage Policy for the Real Property (including assistance to obtain a “non-imputation” or similar endorsement); provided, however, that no such cooperation or assistance and nothing in such affidavits, certificates or documentation shall require the Seller to incur any Liability to any Person. Prior to Closing, the Purchaser may, at its sole cost and expense, obtain and update any surveys pertaining to the Real Property. The Seller’s cooperation obligations under this Section 6.19 shall also apply mutatis mutandis to any mortgagee’s title policy in connection with any mortgages entered into with respect to any debt facility of the Purchaser. During the Interim Period, the Seller shall also cause the Company Group to reasonably cooperate with and assist the Purchaser, at the Purchaser’s sole cost and expense, with any reasonable written request of the Purchaser in connection with any flood diligence (or obtaining flood insurance) in connection with any mortgages entered into with respect to any debt facility of the Purchaser.

Section 6.20 Notice of Certain Events.

(a) During the Interim Period, the Seller and the Purchaser shall each promptly as practicable notify the other Party in writing of:

(i) any fact(s), circumstance(s), event(s) or action(s) the existence, occurrence or taking of which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) any material notice or other material written communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any material notice or other material written communication from any Governmental Authority in connection with the Transactions; and

(iv) any Action commenced or, to the Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Seller or the Company Group that, if pending on the Signing Date, would have been required to have been disclosed pursuant to Sections 3.07, 3.09, or 4.06 that relates to the consummation of the Transactions.

(b) The Purchaser’s receipt of information, or failure to provide any notice to the Seller, pursuant to this Section 6.20 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement (including the Purchaser’s termination rights set forth herein) and shall not be deemed to amend or supplement the Disclosure Schedule. For the avoidance of doubt, the Purchaser’s failure to provide any notice pursuant to this Section 6.20 shall not modify, limit or impair the Purchaser’s ability to contest the satisfaction of the conditions to the Purchaser’s obligation to consummate the Transactions as set forth in Article VII.

ARTICLE VII

THE PURCHASER’S CONDITIONS TO CLOSING

The Purchaser’s obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Purchaser in its sole discretion):

Section 7.01 Representations and Warranties. The Seller’s representations and warranties in this Agreement, other than the Seller Fundamental Representations, shall be true and correct on and as of the Closing Date, disregarding any materiality qualifiers (including any Material Adverse Effect qualifiers), as though such representations and warranties had been made or given on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; provided, however, that the Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date.

Section 7.02 Performance. The Seller shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

Section 7.03 Officer’s Certificate. The Purchaser shall have received from the Seller at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 7.01 and Section 7.02 has been satisfied.

Section 7.04 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal or (b) otherwise restraining or prohibiting the consummation of any such Transactions (excluding any COVID-19 Measures).

Section 7.05 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 7.06 Deliveries. The Seller shall have delivered or caused to be delivered each of the items set forth in Section 2.03.

Section 7.07 No MAE. During the Interim Period, no event or events shall have occurred and be continuing and uncured that, individually or in the aggregate, with or without the lapse of time, constitute or would reasonably be expected to result in a Material Adverse Effect.

Section 7.08 R&W Policy. All of the conditions set forth in the R&W Binder that are required to be satisfied on or prior to the Closing (other than any such conditions (x) which by their terms are not capable of being satisfied until the Closing or (y) requiring or contemplating performance by Purchaser or its Affiliates, including the payment by the Purchaser of premiums and other costs pursuant to Section 6.14) in order for the R&W Policy to be issued in the form specified in the R&W Binder (with no additional limitations, reductions, exclusions, conditions or qualifications) shall have been satisfied.

ARTICLE VIII

THE SELLER’S CONDITIONS TO CLOSING

The Seller’s obligation to consummate the Transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by the Seller in its sole discretion):

Section 8.01 Representations and Warranties. The Purchaser’s representations and warranties in this Agreement, other than the Purchaser Fundamental Representations, shall be true and correct on and as of the Closing Date, disregarding any materiality qualifiers (including any the Purchaser Material Adverse Effect qualifiers), as though such representations and warranties had been made or given on and as of the Closing Date (other than such representations and warranties that reference an earlier date, which shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; provided, however, that the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date.

Section 8.02 Performance. The Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing.

Section 8.03 Officer’s Certificate. The Seller shall have received from the Purchaser at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01 and Section 8.02 has been satisfied.

Section 8.04 Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (a) making the Transactions illegal or (b) otherwise restraining or prohibiting the consummation of any such Transactions.

Section 8.05 HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

Section 8.06 Deliveries. The Purchaser shall have delivered or caused to be delivered each of the items set forth in Section 2.04.

ARTICLE IX

TAX MATTERS

Section 9.01 Transfer Taxes and Recording Fees Tax Matters. The Purchaser shall bear and pay any and all transfer, sales, use, documentary, stamp or similar Taxes incurred or imposed with respect to the consummation of the Transactions, and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey the Purchased Interests to the Purchaser (collectively, “Transfer Taxes”). The Parties shall reasonably cooperate with each other in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 9.02 Characterization of Payments. To the extent permissible under applicable Law, the Parties shall report each indemnification payment made in respect of a Loss for U.S. federal income Tax purposes as an adjustment to the Final Purchase Price.

Section 9.03 Cooperation.

(a) Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes (each, a “Tax Proceeding”) imposed on or with respect to the assets, operations or activities of the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.

(b) If, after the Closing Date, the Purchaser (or any Affiliate of the Purchaser, including, for the avoidance of doubt, a member of the Company Group after the Closing) receives notice of an audit or administrative or judicial proceeding that could result in an imputed underpayment described in Section 6225 of the Code with respect to any member of the Company Group for a Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Proceeding”), Purchaser shall notify Seller within 20 Business Days of receipt of such notice; provided, that the failure of the Purchaser to provide such notice will not relieve the Seller of its obligations under this Agreement except to the extent the Seller shall have been actually and materially prejudiced as a result of such failure. The Seller shall have the right to control any such Pre-Closing Tax Proceeding. In the event that such Pre-Closing Tax Proceeding results in an imputed underpayment described in Section 6225 of the Code with respect to any member of the Company Group for a Tax period ending on or prior to the Closing Date (a “Pre-Closing Tax Adjustment”), the Seller shall undertake one of the following actions with respect to such Pre-Closing Tax Adjustment (the selection of such action to be chosen by the Seller), unless the Seller receives the Purchaser’s written consent to forego taking such action: (i) cause each applicable member of the Company Group to make the election described in Section 6226 of the Code, (ii) take the required actions to apply the amended returns procedure described in Section 6225(c)(2)(A) of the Code and the Treasury Regulations thereunder or (iii) take the required actions to apply the “pull-in” method described in Section 6225(c)(2)(B) of the Code and the Treasury Regulations thereunder. The Purchaser shall, and shall cause its Affiliates (including the members of the Company Group after the Closing) to, reasonably cooperate with the Seller in connection with any Pre-Closing Tax Proceeding and any Pre-Closing Tax Adjustment in order to effect the foregoing provisions of this Section 9.03(b).

ARTICLE X

INDEMNIFICATION

Section 10.01 Indemnification by the Seller. Subject to the terms of this Article X, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser and its Affiliates (including the members of the Company Group after the Closing), and each of their respective members, owners, directors, officers, employees and consultants, excluding public equity holders of any of the foregoing Persons that is a Registrant (each, a “Purchaser Indemnitee”), to the fullest extent permitted by Law, from and against any Claims or Losses incurred, arising out of or relating to the following:

(a) any post-Closing Breach by the Seller of any of the Seller’s covenants or agreements contained in this Agreement or in any of the other Transaction Documents, in each case, that by their terms apply or are to be performed in whole or part after the Closing;

(b) any Indebtedness or any Company Group Transaction Costs outstanding as of the Closing to the extent not deducted in the determination of the Closing Net Working Capital or the Closing Indebtedness, as the case may be; and

(c) Claims asserted by any former direct or indirect owner, whether record or beneficial owner, of any Equity Interests in the Seller or any member of the Company Group, including any Claims arising from or related to that certain Membership Interest Purchase Agreement between the Seller and Chisholm Energy Midstream, LLC, dated as of March 22, 2021.

Section 10.02 Survival; Claims Period. Notwithstanding anything to the contrary in this Agreement, the indemnities contained in Section 10.01 shall survive the Closing and shall remain in full force and effect until the applicable Expiration Date (as defined below). In no event shall any Purchaser Indemnitee be permitted to make any Claim under Section 10.01 unless such Claim is first made on or prior to the second annual anniversary of the Closing Date; provided, that any Claim under Section 10.01(a) with respect to the alleged breach of any applicable covenant or agreement shall survive until the earlier of (x) the second annual anniversary of the Closing Date and (y) 60 days following the date that performance of such covenant or agreement by the Seller is no longer required in accordance with this Agreement; provided further, that Claims arising from a breach of a covenant in Article IX shall survive until 60 days following the expiration of the applicable statute of limitations (the date, if any, on which a Claim under this Article X herein so expires, the “Expiration Date”).

Section 10.03 Indemnification Procedures.

(a) A Purchaser Indemnitee, as the case may be (for purposes of Article X, the “Indemnified Party”), shall give the Seller prompt written notice of any matter which it has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the failure to provide such notice shall not release the Seller from its obligations under this Article X except to the extent the Seller is actually and materially prejudiced by such failure.

(b) If any Person other than the Seller, the Purchaser or any of their respective Affiliates shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Seller under this Article X, then the Indemnified Party shall promptly (and in any event within 10 Business Days after receiving notice of the Third-Party Claim) notify the Seller thereof in writing; provided that the failure to provide such notice shall not release the Seller from its obligations under this Section 10.03 except to the extent the Seller is actually and materially prejudiced by such failure.

(c) The Seller will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided that the Seller shall not have the right to assume the defense of such Third-Party Claim, notwithstanding the giving of such written notice, if (i) the Third-Party Claim seeks only an injunction or other equitable relief or (ii) the Third-Party Claim is brought by a Governmental Authority. The Seller will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim if, in either case, it would (A) include the admission of any liability or responsibility on behalf of the Indemnified Party, (B) include any financial or other Liability (including equitable relief) to be paid or satisfied by the Indemnified Party, (C) include or be reasonably be expected to have any material sanction, material restriction or material adverse effect on or change to the business, properties, financial condition or results of operations of the Indemnified Party or (D) not result in a final resolution of the Indemnified Party’s liability with respect to the Third-Party Claim, including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability with respect to the Third-Party Claim.

(d) Unless and until the Seller assumes the defense of the Third-Party Claim as provided in Section 10.03(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. The Seller shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Seller has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions (in each case provided that the Seller is ultimately required to indemnify the Indemnified Party with respect to such Third-Party Claim and subject to the applicable limitations set forth in this Article X); provided that the Seller shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim.

(e) If the Indemnified Party has assumed the defense of a Third-Party Claim as provided in Section 10.03(c), the Indemnified Party shall send written notice to the Seller of any proposed settlement thereof , and in no event shall the Indemnified Party consent to the entry of any judgement or enter into settlement with respect to such Third-Party Claim without the prior written consent of the Seller (which consent may not be unreasonably withheld, conditioned or delayed).

(f) Any indemnity payments made under this Article X shall be treated for all Tax purposes as an adjustment to the Final Purchase Price unless otherwise required by Law.

Section 10.04 Duty to Mitigate. An Indemnified Party shall use commercially reasonable efforts to (i) mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto and (ii) pursue all legal rights and remedies available (including insurance recoveries and third-party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Article X.

Section 10.05 Limitations.

(a) The Seller shall not be required to indemnify any Purchaser Indemnitees to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from any bad faith, gross negligence or willful misconduct to the extent occurring after the Closing of any Purchaser Indemnitees.

(b) Any Liability for indemnification under this Article X shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one covenant or agreement.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PURCHASER INDEMNITEE SHALL BE ENTITLED UNDER THIS ARTICLE X TO RECOVER FROM THE SELLER FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING ANY DAMAGES ON ACCOUNT OF DIMINUTION IN VALUE, LOST PROFITS OR OPPORTUNITIES OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE COMPANY GROUP, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE, AND WHETHER OR NOT ARISING FROM A PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT IN EACH CASE TO THE EXTENT ANY OF THE FOREGOING ARE DETERMINED BY A JUDGE OF COMPETENT JURISDICTION TO BE DIRECT OR FORESEEABLE DAMAGES OR LOSSES AND ARE PAYABLE TO A THIRD PERSON WITH RESPECT TO A THIRD-PARTY CLAIM, IN WHICH CASE ANY SUCH DAMAGES SHALL BE CONSIDERED PART OF LOSSES AND BE COVERED BY THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE X, AS APPLICABLE.

ARTICLE XI

TERMINATION

Section 11.01 Right of Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Parties;

(b) by either Party, by written notice to the other Party, if any Governmental Authority has issued, enacted, entered, promulgated or enforced any Law or issued any Order, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned (other than a temporary restraining order), restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(c) by the Seller, by written notice to the Purchaser, if the Seller is not then in material Breach of any provision of this Agreement and there has been a material Breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Purchaser in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through the Seller’s failure to comply with its obligations under this Agreement), and such Breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Seller (or any shorter period of time that remains between the date the Seller provides written notice of such violation or Breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Purchaser is proceeding in good faith to cure such Breach, then the Purchaser shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Seller provides written notice of such violation or Breach and the Outside Date);

(d) by the Purchaser, by written notice to the Seller, if the Purchaser is not then in material Breach of any provision of this Agreement and there has been a material Breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of the Seller in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.01 or Section 7.02 on or prior to the Outside Date (other than through the Purchaser’s failure to comply with its obligations under this Agreement), and such Breach, if curable, is not cured within 30 days after receipt of written notice thereof from the Purchaser (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or Breach and the Outside Date); provided, however, that if, at the end of such 30-day period, the Seller is proceeding in good faith to cure such Breach, the Seller shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date the Purchaser provides written notice of such violation or Breach and the Outside Date);

(e) by either Party, by written notice to the other Party, if the Closing has not occurred as of the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to a Party if such failure of the Closing to occur as of the Outside Date is due to such Party’s failure to perform or comply with, in all material respects, any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(f) by either Party, pursuant to Section 6.13; or

(g) by the Seller, by written notice to the Purchaser, if all of the conditions set forth in Article VII and Article VIII shall have been previously satisfied (other than any condition the failure of which to be satisfied is attributable, in whole or in part, to a Breach by the Purchaser of its representations, warranties, covenants or agreements contained herein and other than conditions that, by their nature, are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) and the Purchaser has failed to consummate the Transactions by the date the Closing should have occurred pursuant to Section 2.02 while the Seller stands ready and able to complete the Closing.

Section 11.02 Effect of Termination. Except for this Section 11.02, Section 3.31, Section 6.03, Section 6.05, Section 11.03 and Article XII (and the definitions related to any of the foregoing) or in the event of Fraud, this Agreement shall, upon termination hereof pursuant to Section 11.01, forthwith become of no further force or effect and (i) there shall be no Liability in connection with this Agreement on the part of the Seller, the Purchaser or any of their respective Representatives to any other Party and (ii) all rights and obligations of any Party under this Agreement shall cease; provided that, except as provided in Section 11.03, any such termination shall not relieve any Party from Liability for any material breach of this Agreement occurring prior to such termination. Upon the termination of this Agreement, the Purchaser, its Affiliates and its Representatives shall comply with its obligations under the Confidentiality Agreement with respect to the return and destruction of Confidential Information (as defined in the Confidentiality Agreement) and provide a written certification thereof signed by a duly authorized representative of the Purchaser. For the avoidance of doubt, no termination of this Agreement shall terminate, or otherwise limit or restrict the rights and remedies in or available under, the Confidentiality Agreement.

Section 11.03 Deposit.

(a) In the event this Agreement is terminated by the Seller (i) pursuant to Section 11.01(c) or Section 11.01(g) or (ii) pursuant to Section 11.01(b) or Section 11.01(e) (but only if at such time the Purchaser would not have been entitled to terminate this Agreement pursuant to Section 11.01(e)), then, in each case, except for this Section 11.03, Section 3.31, Section 6.03, Section 6.05, Section 11.02 and Article XII (and the definitions related to any of the foregoing) or in the event of Fraud, this Agreement shall become of no further force or effect, and (A) the Escrow Agent shall, and the Seller shall be entitled to cause the Escrow Agent to, pay the Deposit and any interest earned thereon to the Seller, on the 15th Business Day after the date of such termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller and the payment of the Deposit to the Seller shall be the Seller’s and its Affiliates’ sole and exclusive remedy and source of recovery for any Claims or Losses (whether framed in tort, contract or otherwise) related to or arising from any of the Purchaser’s breach of this Agreement or a breach of the Purchaser Parent Guaranty or the failure of the Closing to occur, (B) the Parties shall mutually release each other from any residuary Claims they may have against each other for Losses related to or arising from any breach of this Agreement or a breach of the Purchaser Parent Guaranty, the failure of the Closing to occur or the negotiations and execution of this Agreement, (C) there shall be no Liability in connection with this Agreement on the part of any of the Seller, the Purchaser, their Affiliates or any of their respective Representatives to any other Party, (D) all rights and obligations of any Party under this Agreement shall cease and (E) each Party hereby waives any and all rights to make any Claims against any other Party with respect to such other Party’s obligations under this Agreement or the Purchaser Parent Guaranty.

(b) If this Agreement is terminated pursuant to Section 11.01 for any reason other than the reasons described in Section 11.03(a), then, in each case, except for this Section 11.03, Section 3.31, Section 6.03, Section 6.05, Section 11.02 and Article XII (and the definitions related to any of the foregoing) or in the event of Fraud, this Agreement shall become of no further force or effect, and the Escrow Agent shall, and the Parties shall jointly instruct the Escrow Agent to, pay the Deposit and all interest earned thereon to the Purchaser, on the fifth Business Day after the date of such termination of this Agreement, by wire transfer of immediately available funds to an account or accounts designated in writing by the Purchaser.

(c) Notwithstanding any other provision of this Agreement to the contrary, each of the Parties acknowledges that the receipt of the Deposit and any interest thereon by the Seller pursuant to Section 11.03(a), in lieu of any other remedies at Law or in equity, is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Seller and its Affiliates in the circumstances in which such Deposit may be received for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impracticable to calculate with precision and that, without the agreements contained in this Section 11.03, the Parties would not enter into this Agreement. Notwithstanding the foregoing provisions of this Section 11.03, each of the Parties acknowledges that the Deposit is not liquidated damages with respect to, and shall not limit damages related to, breaches of the Confidentiality Agreement or for Claims of, or causes of action arising from Fraud or willful misconduct; provided that, in no event will any failure by the Purchaser to consummate the Transactions as described in Section 11.01(g) be deemed to constitute “willful misconduct” or modify or diminish the application of Section 11.03(a).

ARTICLE XII

ADDITIONAL AGREEMENTS; MISCELLANEOUS

Section 12.01 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection herewith, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by electronic delivery, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Seller, to:

3 Bear Energy – New Mexico LLC

1200 17th Street, Suite 750

Denver, Colorado 80202

Attn: Craig Harris

Email: CHarris@3bearllc.com

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attn: Matthew Falcone

Email: mfalcone@velaw.com

Blackstone Alternative Credit Advisors LP

345 Park Avenue, 31st Floor

New York, New York 10154

Attn: Anindya Mishra

Email: Anindya.Mishra@Blackstone.com

If to the Purchaser, to:

DKL Delaware Gathering, LLC

c/o Delek Logistics Partners, LP

7102 Commerce Way

Brentwood, Tennessee 37027

Attention: General Counsel

Email: legalnotices@delekus.com

With a copy (which shall not constitute notice) to:

Baker Botts, L.L.P.

910 Louisiana St

Houston, Texas 77002

Attention: Dan Mark

Email: dan.mark@bakerbotts.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 12.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 12.01 shall be effective as of the date of confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) if delivered before 8:00 p.m. Central Prevailing Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (except that automatic confirmations shall not be deemed to be confirmed delivery) is after 8:00 p.m. Central Prevailing Time on any Business Day or during any non-Business Day at the place of receipt.

Section 12.02 No Survival. Except as set forth in Section 11.02, none of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended)

with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, this Section 12.02 shall not limit any covenant or agreement of the Parties set forth in Section 2.03, Section 2.04, Section 2.05, Section 2.06, Section 2.08, Section 6.03(c), Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09, Section 6.10, Section 6.11, Section 6.12, Section 6.15, Section 6.18, Article IX and this Article XII, including the defined terms used therein and herein and any rules of construction applicable thereto, which covenants and agreements shall survive the Closing until fully performed. Except in the event of Fraud, no Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant, agreement or any other remedy contained in this Agreement or any certificate delivered in respect hereof or any Schedule, certificate or other similar instrument delivered pursuant to this Agreement from and after the time that such representation, warranty, covenant, agreement or other remedy ceases to survive hereunder. Without limiting the generality of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of its respective Affiliates may have against the other Party or any of its Affiliates or its or their respective Representatives with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity.

Section 12.03 Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

Section 12.04 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions as of the Closing.

Section 12.05 Disclosure. Unless the context otherwise requires, all capitalized terms in the Disclosure Schedule have the respective meanings assigned in this Agreement. The Seller may, at its option, include in the Disclosure Schedule items that are not material, and any such inclusion (including any references to dollar amounts) shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosure of any fact or item in any Section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other Section of the Disclosure Schedule, be deemed to be disclosed with respect to such other Section; provided, however, that the relevance of such disclosure to such other Section is reasonably apparent from the nature of such disclosure.

Section 12.06 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 12.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

Section 12.08 No Third Party Beneficiary. Except as expressly provided in Section 6.03(c), Section 6.07, Section 11.02, Section 12.07, this Section 12.08, Section 12.12(a) and Section 12.14, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the Parties’ intention to confer third party beneficiary rights upon any other Person.

Section 12.09 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment without such consent shall be null and void ab initio.

Section 12.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER DOCUMENT OR INSTRUMENT DELIVERED PURSUANT HERETO OR THERETO, AND ANY ACTIONS (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, AT LAW, IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION HEREWITH OR THEREWITH OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (INCLUDING ITS LAWS REGARDING STATUTES OF LIMITATIONS), EXCLUDING ANY PRINCIPLES OF CONFLICT OF LAWS THEREOF THAT WOULD CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM (THE “FORUM”) FOR ANY ACTIONS BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS SHALL BE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM LOCATED WITHIN THE STATE OF DELAWARE (OR, ONLY IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATER, ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE). EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SOLELY FOR THE PURPOSE OF ANY SUCH ACTIONS. NO PARTY SHALL BRING ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS IN ANY COURT OR JURISDICTION OTHER THAN THE FORUM; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 12.12 SHALL LIMIT THE RIGHTS OF THE PARTIES TO OBTAIN EXECUTION OF A JUDGMENT IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY LAW, A FINAL AND NON-APPEALABLE ORDER OR JUDGMENT AGAINST A PARTY IN ANY ACTION CONTEMPLATED BY THIS SECTION 12.12 SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON SUCH ORDER OR JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH ORDER OR JUDGMENT.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTIOINS ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.

Section 12.13 Specific Performance.

(a) The Parties agree and acknowledge that if either Party breaches this Agreement by failing to close on the Transactions after it is notified of the same by the other Party, such failure will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at Law. Accordingly, it is agreed that, except where this Agreement is properly terminated in accordance with Article XI, (i) the aggrieved Party shall, without the posting of bond or other security (any requirement for which each Party hereby waives), be entitled to an injunction or injunctions to prevent a failure to close by the other Party in breach of the terms of this Agreement, to the remedy of specific performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith and to any other equitable relief, (ii) damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy and (iii) in the event that any Action is brought in equity to enforce such covenants or agreements, neither Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law. In the event the Purchaser is required to consummate the Closing pursuant to an award of injunctive relief obtained by the Seller, then the Deposit shall be disbursed to the Seller and an amount equal to the Deposit shall be credited toward the payment of the Adjusted Base Purchase Price as set forth in Section 2.01(a).

(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 12.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, including liquidated damages available under Article XI in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.13 are not available or otherwise are not granted, and (ii) nothing contained in this Section 12.13 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.13 before exercising any termination right under Section 11.01 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 12.13 or anything contained in this Section 12.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 11.01 or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) To the extent any Party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith in accordance with this Section 12.13, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Action.

Section 12.14 Non-Recourse. Except in respect of Fraud against any Person that committed Fraud and the remedies of the Seller under the Purchaser Parent Guaranty against the Purchaser Parent, this Agreement shall be enforceable only against, and any Action based upon, arising under, out of or in connection with or related in any manner to this Agreement, the other Transaction Documents or the Transactions shall be brought only against the Parties, and then only with respect to the specific obligations set forth in this Agreement applicable to such Party. No Person that is not a Party including any past, present or future Representative or Affiliate of a Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, strict liability, at Law, in equity or otherwise) for any claims, causes of action, Liabilities or other obligations arising under, out of or in connection with or related in any manner to this Agreement, the other Transaction Documents or the Transactions, or based upon, in respect of or by reason of the Transaction Documents or the negotiation, execution, performance or Breach of any of the Transaction Documents. To the extent permitted by Law, each Party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations against any such Nonparty Affiliates, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or Actions that may otherwise be available to avoid or disregard the entity form of a Party or otherwise impose the Liability of a Party on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement, the other Transaction Documents and any representation or warranty made in, in connection with or as an inducement hereto or thereto.

Section 12.15 Legal Representation. The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that Vinson & Elkins L.L.P. (“Seller’s Counsel”) has acted as counsel for the Seller, the Company Group and their respective Affiliates in the past and that such Persons reasonably anticipate that Seller’s Counsel may continue to represent them in future matters. Accordingly, the Purchaser, on behalf of itself and its Affiliates, expressly consents to (a) the representation by Seller’s Counsel of the Seller, the Company Group and their respective Affiliates in any post-Closing matter in which the interests of the Purchaser or its Affiliates, on the one hand, and the Seller, the Company Group or their respective Affiliates, on the other hand, are adverse, including any matter relating to the Transactions or any disagreement or dispute relating hereto, and whether or not such matter is one in which Seller’s Counsel may have previously advised such Persons, and (b) the disclosure by Seller’s Counsel to the Seller, the Company Group or their respective Affiliates of any information learned by Seller’s Counsel in the course of its representation of such Persons, whether or not such information is subject to attorney-client privilege or Seller’s Counsel’s duty of confidentiality. Furthermore, the Purchaser, on behalf of itself and its Affiliates, irrevocably waives any right it or its Affiliates may have to discover or obtain information or documentation relating to the representation of the Seller or its Affiliates (other than the Company Group) by Seller’s Counsel in connection with the Transactions, to the extent that such information or documentation was privileged as to the Seller or its Affiliates (other than the Company Group). The Purchaser, on behalf of itself and its Affiliates, further covenants and agrees that each shall not assert any claim against Seller’s Counsel in respect of legal services provided to the Seller, the Company Group or their respective Affiliates by Seller’s Counsel in connection with this Agreement or the Transactions.

Section 12.16 Privileged Communications. As to all communications among Seller’s Counsel or the Seller’s in-house counsel, on the one hand, and the Seller, any member of the Company Group or Subsidiary thereof, or any of their respective Affiliates or Representatives, on the other hand, that relate in any way to the Transactions and that constitute attorney-client privileged communications or are otherwise privileged under Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to the Seller, may be controlled by the Seller and shall not pass to or be claimed by the Purchaser, any member of the Company Group or any Subsidiary or Affiliate thereof; provided, however, that with respect to any Privileged Communications that (a) are (i) related to the Business or (ii) any assets, Liabilities, Losses, Actions or other matters associated with any Company Group member and (b) are only tangentially related to the Transactions (collectively, the “Excluded Communications”), the privilege and the expectation of client confidence belongs to the applicable Company Group member, may be controlled by such Company Group member and shall pass to and may be claimed by the Purchaser or any member of the Company Group. The Privileged Communications (other than the Excluded Communications) are the Seller’s property, and, from and after the Closing Date, none of the Purchaser, the members of the Company Group or any of their respective Subsidiaries or Affiliates, nor any Person purporting to act on behalf of the Purchaser, any member of the Company Group or any of their respective Subsidiaries or Affiliates, shall seek to obtain any such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to the Closing Date, none of the Purchaser, the members of the Company Group or any of their respective

Subsidiaries, Affiliates, successors or assigns may disclose, use or rely on in any way any of such Privileged Communications after the Closing; provided, however, that the foregoing sentence shall not restrict the ability of the Purchaser, the members of the Company Group or any of their respective Subsidiaries or Affiliates to challenge the fact that any communication constitutes a Privileged Communication (other than as a result of the Purchaser becoming the owner of the Purchased Interests). The Seller and its Affiliates may use any such Privileged Communications in connection with any dispute that relates in any way to the Transactions; provided, however, that in the event a dispute arises between the Purchaser or the Company Group, on the one hand, and a third Person (other than the Seller or its Affiliates) after the Closing, the members of the Company Group and their respective Subsidiaries may assert the privilege to prevent disclosure of any such Privileged Communications to such third Person; and, provided, further, that the members of the Company Group and their respective Subsidiaries shall not, unless required by Law, waive such privilege without the Seller’s prior written consent.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized representative of each Party as of the Signing Date.

SELLER:

3 BEAR ENERGY – NEW MEXICO LLC

By:	/s/ Craig Harris
Name: Craig Harris
Title: Chief Executive Officer

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT

PURCHASER:

DKL DELAWARE GATHERING, LLC

By:	/s/ Odely Sakazi
Name: Odely Sakazi
Title: Senior Vice President

By:	/s/ Todd O’Malley
Name: Todd O’Malley
Title: Executive Vice President

SIGNATURE PAGE TO

MEMBERSHIP INTEREST PURCHASE AGREEMENT